Exhibit D

DESCRIPTION OF CANADA

Unless otherwise indicated, dollar amounts hereafter in this document are expressed in Canadian dollars. On December 20, 2006 the noon buying rate in New York City payable in Canadian dollars (“$”), as reported by the Federal Reserve Bank of New York, was $1.00 = $0.8709 United States dollars (“U.S.$”). See “Foreign Exchange and International Reserves”.

Certain information contained in the Exhibit has been extracted or compiled from public official documents of Canada, which include statistical data subject to revision. Canada is sometimes referred to as the “Government of Canada” or the “Government” in this Exhibit.

CANADA

GENERAL INFORMATION

Area and Population

Canada is the second largest country in the world, with an area of 9,984,670 square kilometers of which about 891,163 square kilometers are covered by fresh water. The occupied farm land is about 7% and the commercial forest land is about 30% of the total area. The population on July 1, 2006 was estimated to be 32.6 million. Approximately 65% of Canada’s population lives in metropolitan areas of which Toronto, Montreal and Vancouver are the largest. Most of Canada’s population lives within 200 kilometers of the United States border.

Form of Government

Canada is a federal state composed of ten provinces and three territories. In 1867, the United Kingdom Parliament adopted the British North America Act, which established the Canadian federation comprised of, at that time, the Provinces of Ontario, Québec, Nova Scotia and New Brunswick. Since then, six additional provinces (Manitoba, British Columbia, Prince Edward Island, Saskatchewan, Alberta and Newfoundland and Labrador), along with the Yukon Territory, the Northwest Territories and the new territory of Nunavut (which was carved out of the Northwest Territories on April 1, 1999), have become parts of Canada.

The British North America Act (which has been renamed the Constitution Act, 1867) gave the Parliament of Canada legislative power in relation to a number of matters including all matters not assigned exclusively to the legislatures of the provinces. These powers now include matters such as defense, the raising of money by any mode or system of taxation, the regulation of trade and commerce, the public debt, money and banking, interest, bills of exchange and promissory notes, navigation and shipping, extra-provincial transportation, aerial navigation and, with some exceptions, telecommunications. The provincial legislatures have exclusive jurisdiction in such areas as education, municipal institutions, property and civil rights, administration of justice, direct taxation for provincial purposes and other matters of purely provincial or local concern.

The executive power of the federal Government is vested in the Queen, represented by the Governor General, whose powers are exercised on the advice of the federal Cabinet, which is responsible to the House of Commons. The legislative branch at the federal level, Parliament, consists of the Crown, the Senate and the House of Commons. The Senate has 105 seats. There are 24 seats each for the Maritime Provinces, Québec, Ontario and Western Canada, 6 for Newfoundland and 1 each for the three territories. Senators are appointed by the Governor General on the advice of the federal Cabinet and hold office until age 75. The House of Commons has 308 members, elected by voters in single-member constituencies. The leader of the political party that gains the most seats in each general election is usually invited by the Governor General to be Prime Minister and to form the Government. The Prime Minister selects the members of the federal Cabinet from among the members of the House of Commons and the Senate (in practice almost entirely from the former). The House of Commons is elected for a period of five years, subject to earlier dissolution upon the recommendation of the Prime Minister or because of the Government’s defeat in the House of Commons on a vote of no confidence.

The most recent general election was held on January 23, 2006. As a result of that election the Conservative Party forms the Government. The distribution of seats in the House of Commons is as follows: the Conservative Party has 124 seats, the Liberal Party has 101 seats, the Bloc Québécois has 50 seats, and the New Democratic Party has 29 seats. There are 2 independent members and 2 vacant seats.

The executive power in each province is vested in the Lieutenant Governor, appointed by the Governor General on the advice of the federal Cabinet. The Lieutenant Governor’s powers are exercised on the advice of the provincial cabinet, which is responsible to the legislative assembly. Each provincial legislature is composed of a Lieutenant Governor and a legislative assembly made up of members elected for a period of five years. The practice of selecting the provincial premier and the provincial cabinet in each province follows that described for the federal level, as does dissolution of a legislature.

The judicial branch of government in Canada is composed of an integrated set of courts created by federal and provincial law. At the federal level there are two principal courts, the Supreme Court of Canada which is the highest appeal court in Canada and the Federal Court of Canada which, among other things, deals with federal revenue laws and claims involving the Government. Judges of the two federally constituted courts and those of the provincial superior and county courts are appointed by the Governor General on the advice of the federal Cabinet and hold office during good behavior until age 70 or 75. Judges of the magistrates courts (commonly now known as provincial courts) are appointed by the provincial government and usually hold office until age 65 or 70.

Constitutional Reform

In April 1982, Her Majesty the Queen proclaimed the Constitution Act, 1982, terminating British legislative jurisdiction over Canada’s Constitution. The Constitution Act, 1982 provides that Canada’s Constitution may be amended pursuant to an amending formula contained therein and contains the Canadian Charter of Rights and Freedoms, including the linguistic rights of Canada’s two major language groups.

The government of Québec did not sign the constitutional agreement which led to the repatriation of the Canadian Constitution and the proclamation of the Constitution Act, 1982. Although Québec is legally bound by the Constitution Act, 1982, the government of Québec set out five conditions for accepting the legal legitimacy of the Act. Discussions on those principles led on April 30, 1987 at Meech Lake to a unanimous agreement by First Ministers on principles respecting each of Québec’s conditions.

A constitutional resolution to give effect to the Meech Lake Accord was adopted by Parliament and eight provinces before the deadline for ratification on June 23, 1990. In the absence of ratification by Newfoundland and Manitoba, the amendment was not adopted. In the wake of this event, the most extensive series of public consultations on constitutional matters ever to occur in Canada began through the work of both provincial and federal commissions and committees, among other things. Recommendations produced by this process were then assessed by a series of multilateral negotiations involving the federal, provincial and territorial governments and four national Aboriginal organizations, held from April to July 1992. Agreement was reached on a wide range of constitutional issues through the multilateral process which led to a First Ministers’ Conference held in Charlottetown in August 1992.

The Charlottetown Accord was an extensive package of reforms agreed upon by the federal, provincial and territorial governments and the four Aboriginal organizations. On October 26, 1992 Canadians were asked in a referendum if they agreed that the Constitution of Canada should be renewed on the basis of the Charlottetown agreement. A majority of Canadians in a majority of the provinces, including a majority in Québec and a majority of Status Indians living on reserves, declined to provide such a mandate. Consequently, governments set aside the constitutional issue and announced their intention to concentrate on social and economic initiatives that do not require constitutional change.

Québec

In September 1994, the Parti Québécois was elected, and its platform called for Québec’s accession to independence. On October 30, 1995, the government of Québec held a consultative referendum under provincial law, seeking a mandate to secede from Canada and proclaim Québec’s independence, after having made a formal offer of a new economic and political partnership between Québec and the rest of Canada. The government’s proposal was rejected by a vote of 50.6% against and 49.4% in favour, with a participation rate of 93%. While all sides accepted the 1995 referendum results, the Parti Québécois has not abandoned the goal of achieving independence for Québec.

In September 1996, the Government of Canada referred a series of legal questions to the Supreme Court of Canada with a view to clarifying, at both domestic and international law, whether the government of Québec has the right to secede from Canada unilaterally. On August 20, 1998, the Supreme Court rendered judgment, ruling that the government of Québec cannot, under either the Constitution of Canada or international law, legally effect the unilateral secession of Québec from Canada. The Supreme Court also stated that, if a clear majority of Québecers were to clearly and unambiguously express their will to secede, the federal and provincial governments in Canada would then have a constitutional obligation to enter into negotiations to address the potential act of secession as well as its possible terms should, in fact, secession proceed.

On June 29, 2000, the Government of Canada enacted a law to give effect to the requirement for clarity set out in the opinion of the Supreme Court. That law requires the House of Commons to assess, prior to any future referendum on the secession of a province, whether the referendum question made clear that the province would cease to be part of Canada and become an independent country. The law further requires that, after the vote itself, the House of Commons also assess whether there appeared to be a clear majority in support of the question. Only if both these conditions were met would the Government of Canada be authorized to enter into negotiations which might lead to the constitutional amendments required to effect secession.

In the provincial election of April 14, 2003, the federalist Québec Liberal Party was elected with a majority of 76 out of 125 seats in Québec’s National Assembly, as compared to 45 for the main opposition Parti Québécois, and 4 for the Action Démocratique du Québec party. The Québec Liberal Party obtained 45.9% of the votes cast, the Parti Québécois, 33.2% and the Action Démocratique du Québec, 18.2%.

THE CANADIAN ECONOMY*

General

The following chart shows the distribution of real gross domestic product (“GDP”) at basic prices (1997 constant dollars) in 2005, which is indicative of the structure of the economy.

DISTRIBUTION OF REAL GROSS DOMESTIC PRODUCT AT BASIC PRICES(1)

Percentage Distribution in 2005(2)

Source: Statistics Canada, Gross Domestic Product by Industry.

(1) GDP is a measure of production originating within the geographic boundaries of Canada, regardless of whether factors of production are Canadian or non-resident owned, whereas gross national product (“GNP”) measures the value of Canada’s total production of goods and services — that is, the earnings of all Canadian owned factors of production. Quantitatively, GDP is obtained from GNP by adding investment income paid to non-residents and deducting investment income received from non-residents. GDP at basic prices represents the value added by each of the factors of production and is equivalent to GDP at market prices less net taxes on products. These differences can cause discrepancies in levels and growth rates of GDP at basic prices on pages 6 and 7 and GDP at market prices on pages 8 and 9.

(2) May not add to 100.0% due to rounding.

(3) The agriculture, forestry, fishing, hunting, mining and oil and gas extraction sectors include a service component.

The volume of industry and sector output in the following discussion provides “constant dollar” measures of the contribution of each industry to GDP at basic prices. The share of service-producing industries in real GDP was 69.0% in 2005 while the remaining 31.0% was attributed to goods-producing industries.

*	Quarterly and semi-annual figures or changes are based upon seasonally adjusted data, except where otherwise indicated. All percentage changes are compounded at annual rates. For percentage changes over more than one year the method of computation includes growth over the entire period indicated. Unless otherwise specified, all growth rates on page 7 are calculated using real GDP at basic prices, 1997 chained dollars.

The following table shows the composition of Canada’s real GDP at basic prices (1997 constant dollars) by sector in 1991 and over the 2001-2005 period.

REAL GROSS DOMESTIC PRODUCT AT BASIC PRICES BY INDUSTRY

	For the years ended December 31,

	2005	2004	2003	2002	2001	1991(2)	2005	2001	1991(2)

	(millions of 1997 dollars)						(percentage distribution)
Agriculture	$15,773	$15,016	$14,228	$12,337	$13,683	$14,202	1.5%	1.4%	2.0%
Forestry, fishing and hunting	8,004	8,031	7,404	7,384	7,128	6,434	0.7	0.7	0.9
Mining and oil and gas extraction	39,750	39,469	38,287	36,345	35,507	28,088	3.7	3.7	4.0
Manufacturing	176,497	174,992	171,499	172,130	170,761	109,282	16.5	17.8	15.7
Construction	63,108	59,764	56,274	54,620	52,367	44,350	5.9	5.5	6.4
Utilities	28,562	27,366	27,221	26,982	25,533	23,578	2.7	2.7	3.4
Transportation and warehousing	51,403	49,494	47,176	46,638	46,741	31,184	4.8	4.9	4.5
Wholesale and retail trade	131,667	124,242	118,785	114,617	109,229	20,407	12.3	11.4	10.1
Finance, insurance, real estate and leasing	212,385	205,480	197,828	193,595	187,897	131,522	19.9	19.6	18.9
Public administration and defence	59,902	59,084	57,882	56,346	54,693	49,375	5.6	5.7	7.1
Health, social, educational, professional and other services	282,610	276,228	270,401	264,879	257,119	189,012	26.4	26.8	27.1

TOTAL (1)	$1,069,661	$1,039,166	$1,006,985	$985,873	$960,658	$697,540	100.0%	100.0%	100.0%

Source: Statistics Canada, Input Output Division.

(1) May not add to total due to rounding.

(2) Data do not add to total due to rebasing.

The share of service-producing industries in real GDP at basic prices increased from 67.7% in 1991 to 69.0% in 2005. The fastest growing groups in this sector have been wholesale and retail trade, and finance, insurance, real estate and leasing, which grew at average compounded annual rates of 4.6% and 3.5%, respectively, between 1991 and 2005, compared to an average annual growth rate of 3.1% for total real GDP (1997 constant dollars). The goods-producing sector constituted 31.0% of real GDP at basic prices in 2005, down from 32.4% in 1991. The decline was most evident in agriculture, with its share declining from 3.0% in 1991 to 2.2% in 2005, and in utilities, where the share fell from 3.4% to 2.7%.

Total year-over-year GDP growth was 1.5% in 2001, rebounded to 2.6% in 2002 and eased to 2.1% in 2003, before advancing to 3.2% in 2004 and 2.9% in 2005. In 2006, real GDP grew at 3.6%, 3.1% and 2.4% in the first, second and third quarters, respectively. In line with the weaker economy, manufacturing output contracted by 4.9% in 2001, followed by growth of 0.8% in 2002 and negative 0.4% growth in 2003. After recovering to 2.0% in 2004, manufacturing output growth decelerated to 0.9% in 2005. In 2006, growth in the manufacturing sector was 1.9% in the first quarter, 0.2% in the second quarter and negative 1.3% in the third quarter (year-over-year), mostly as a result of a strong Canadian dollar, high energy costs and competition from China.

The construction sector was the second largest goods-producing sector in Canada in 2005. Construction activity rose by 7.2% in 2001 and 4.3% in 2002. Year-over-year output growth in this industry moderated to 3.0% in 2003, increased to 6.2% in 2004, and was 5.6% in 2005. Construction activity slowed from a 8.0% increase in the first quarter of 2006, to a 6.7% increase in the second quarter and a 5.2% increase in the third quarter (year-over-year).

Output from mining and oil and gas extractions rose by a weak 0.1% in 2001. After recovering to 2.4% in 2002 and 5.3% in 2003, output growth subsided to 3.1% in 2004, followed by a decline in output to 0.7% in 2005. Growth in this sector was 3.5%, 1.6% and 1.0% over the first three quarters of 2006 (year-over-year), respectively.

Although the share of agricultural output in total real GDP was 2.2% in 2005, agriculture is an important part of Canada’s economy and a significant contributor to foreign exchange earnings. Wheat is Canada’s principal agricultural crop and one of its largest export products by value. The wheat crop was 20.6 million tonnes in the 2001-2002 crop year and 16.2 million tonnes in the 2002-2003 crop year, followed by a rebound to 23.6 million tonnes in the 2003-2004 crop year, 25.9 million tonnes in the 2004-2005 crop year, and 26.8 million tonnes in the 2005-2006 crop year. For the 2006-2007 crop year, Statistics Canada estimates wheat production to be 27.3 million tonnes.

Gross Domestic Income and Expenditure*

Nominal GDP at market prices was about $1.4 trillion in 2005. Nominal GDP grew at 2.9% in 2001, with growth strengthening to 4.0% in 2002, 5.2% in 2003, 6.4% in 2004 and 6.2% in 2005. In 2006, nominal GDP growth was 7.1%, 5.9% and 3.9% in the first, second and third quarters, respectively (year-over-year basis).

GROSS DOMESTIC INCOME AND EXPENDITURE

	First 3 quarters (10)		For the years ending December 31,

	2006	2005	2005	2004	2003	2002	2001

	(in millions of dollars)
INCOME
Labor income (1)	$725,005	$682,977	$688,150	$651,888	$621,003	$593,307	$570,008
Corporate profits (2)	198,279	185,003	189,455	171,323	144,821	135,229	127,073
Non-farm unincorporated business income	87,505	84,111	84,500	80,828	77,014	74,292	68,857
Farm income	325	1,835	1,706	3,256	1,373	1,101	1,675
Other net domestic income (3)	141,172	133,141	135,960	124,117	122,230	108,686	116,590

Net domestic income	1,152,287	1,087,067	1,099,771	1,031,412	966,441	912,615	884,203
Indirect taxes, capital consumption
allowances and residual error	281,260	270,127	271,654	259,376	246,967	240,290	223,845

GROSS DOMESTIC INCOME	$1,433,547	$1,357,193	$1,371,425	$1,290,788	$1,213,408	$1,152,905	$1,108,048

EXPENDITURE
Consumer expenditure	$796,227	$755,909	$760,380	$719,869	$686,488	$655,722	$620,614
Government expenditure
(goods & services):
Federal (4)	56,424	52,996	53,146	49,803	47,332	45,531	42,762
Provincial-municipal (5)	261,540	243,392	245,360	231,550	222,160	207,441	196,244

Total government (6)	317,964	295,388	298,506	281,353	269,492	252,972	239,006
of which current	281,008	262,620	264,242	249,779	239,392	224,428	211,706
of which capital (7)	36,956	33,768	34,264	31,574	30,100	28,544	27,300
Residential construction	96,487	88,332	89,101	82,972	72,758	65,651	55,133
Business fixed investment:
Non-residential construction	77,269	68,368	69,606	61,600	54,425	50,659	52,966
Machinery and equipment	93,876	90,463	91,104	85,215	80,471	80,275	81,879

Total	171,145	158,831	160,710	146,815	134,896	130,934	134,845
Inventory accumulation:
Business non-farm	12,199	10,645	10,566	4,755	3,642	-1,094	-3,745
Farm	-792	681	592	1,461	1,293	-1,580	-995

Total	11,407	11,327	11,158	6,216	4,935	-2,674	-4,740
Exports (goods & services) (8)	523,223	510,481	519,680	494,578	461,656	479,185	482,463
Imports (goods & services) (9)	-483,265	-463,791	-467,673	-440,963	-416,516	-428,301	-418,836
Residual error of estimate	360	-284	-437	-52	-301	-584	-437

GROSS DOMESTIC EXPENDITURE	$1,433,547	$1,357,193	$1,371,425	$1,290,788	$1,213,408	$1,152,905	$1,108,048

GROSS DOMESTIC EXPENDITURE IN 1997 CHAIN-FISHER DOLLARS	$1,186,775	$1,153,527	$1,157,705	$1,124,688	$1,088,773	$1,069,282	$1,038,702

Source: Statistics Canada, National Income and Expenditure Accounts.

(1) Includes military pay and allowances.

(2) Includes net interest and dividends paid to non-residents.

(3) Includes interest and miscellaneous investment income, government business enterprise profits before taxes, taxes less subsidies on factors of production and inventory valuation adjustment.

(4) Net spending (outlays minus sales) including gross capital formation and Canada Pension Plan.

(5) Net spending (outlays minus sales) including gross capital formation and Québec Pension Plan.

(6) Includes government inventories.

(7) Includes inventory accumulations at all levels of government.

(8) Excludes investment income received from non-residents.

(9) Excludes investment income paid to non-residents.

(10) Seasonally adjusted, annual rates.

*Year-over-year growth rates for nominal GDP at market prices are based on not seasonally adjusted data.

Economic Developments*

Real output experienced robust growth between 1997 and 2000, increasing 5.2% in 2000 before a slowdown in global economic activity helped reduce growth to 1.8% in 2001. Since then, real GDP growth recovered to 2.9% in 2002, 1.8% in 2003, 3.3% in 2004 and 2.9% in 2005, as stronger world demand was partially offset by the impact of an appreciation in the Canadian dollar and several temporary shocks. In 2006 real GDP maintained steady year-over-year growth of 3.2%, 2.9% and 2.5% in the first three quarters, respectively.

Real consumer spending rose by 2.3% in 2001, 3.6% in 2002, 3.0% in 2003, 3.3% in 2004 and 3.9% in 2005. Year-over-year growth in consumer spending was 3.6% in the first quarter of 2006, 3.7% in the second quarter and 4.1% in the third quarter. Since attaining a peak above 20% in 1982, the personal savings rate has been on a downward trend, reaching 5.2% in 2001, 3.5% in 2002, 2.8% in 2003, 2.6% in 2004 and 1.2% in 2005. The personal savings rate was 5.8% in the first quarter, negative 1.2% in the second quarter and 2.8% in the third quarter of 2006 (year-over-year).

Year-over-year growth in non-residential business fixed investment was 0.2% in 2001, but decreased to negative 4.1% in 2002. It then rebounded with growth of 7.0% in 2003, 9.1% in 2004 and 9.4% in 2005. Year-over-year growth in non-residential business fixed investment was 8.7%, 9.3% and 7.9%, over the first three quarters of 2006, respectively.

Housing starts have increased in recent years. Following a level of 152 thousand units in 2000, housing starts continued to rise to 163 thousand units in 2001, 205 thousand units in 2002, 218 thousand units in 2003, 233 thousand units in 2004 and 225 thousand units in 2005. In the first three quarters of 2006, the level of housing starts was 248 thousand, 229 thousand and 220 thousand units, respectively (at annual rates).

Government spending on current goods and services grew by 3.9% in 2001, 2.5% in 2002, 3.5% in 2003, 3.0% in 2004 and 2.7% in 2005. Year-over-year growth in government spending on goods and services was 3.3% in the first quarter of 2006, 3.9% in the second quarter and 3.3% in the third quarter.

In current dollar terms, the trade balance in goods and services (on a balance of payments basis) was $62.9 billion in 2001, $50.1 billion in 2002 and $44.4 billion in 2003. It rebounded in 2004 to $52.8 billion but decreased slightly to $51.1 billion in 2005. In the first three quarters of 2006, the trade surplus in goods and services was $38.9 billion at annual rates (see also “Balance of Payments”).

*	In this section all figures, except the savings rates, are reported in real terms and growth rates are calculated from chained 1997 dollars, seasonally adjusted at annual rates unless otherwise noted.

Prices and Costs

The year-over-year increase in the GDP implicit price deflator was 1.1% in 2001 and 1.1% in 2002. The price deflator has risen on average since that time to 3.4% in 2003, 3.0% in 2004 and 3.2% in 2005. Year-over-year growth in the implicit price deflator during 2006 was 3.7% in the first quarter of 2006, 3.0% in the second quarter and 1.4% in the third quarter.

Since the introduction of inflation-targeting into monetary policy in 1991, year-over-year increases in the consumer price index (“CPI”) have been moderate, registering increases of 2.6% in 2001 and 2.2% in 2002. It accelerated to 2.8% in 2003, boosted by energy prices and auto insurance premiums, while diminished effects of the latter and a number of special factors pulled the rate down to 1.9% in 2004. In 2005 the CPI rose to 2.2% and over the first three quarters of 2006 it was 2.4%, 2.6% and 1.7%, respectively.*

PRICE DEVELOPMENTS

	G.D.P.	Consumer Price Index
	Implicit							Industrial
	Chain			Total		Total Excluding		Product
For the years	Price Index			Excluding		Food &	Shelter	Price
ended December 31,	(1)	Total	Food	Food	Energy	Energy	Services	Index

	(annual percentage changes)
2001	1.1	2.6	4.5	2.1	3.3	2.0	2.5	1.0
2002	1.1	2.2	2.6	2.1	–2.0	2.7	1.9	0.1
2003	3.4	2.8	1.7	3.0	7.9	2.6	2.7	–1.4
2004	3.0	1.9	2.0	1.7	6.7	1.2	2.4	3.2
2005	3.2	2.2	2.5	2.2	9.7	1.4	2.5	1.5
2005 Q4	4.1	2.3	1.7	2.4	10.9	1.4	2.3	2.4
2006 Q1	3.7	2.4	2.7	2.3	10.2	1.4	2.6	1.5
2006 Q2	3.0	2.6	1.7	2.8	12.3	1.6	3.0	2.4
2006 Q3	1.4	1.7	2.4	1.5	2.4	1.5	3.5	3.2

Source: Statistics Canada, National Income and Expenditure Accounts; Consumer Prices and Price Indexes; Industry Price Indexes.
(1)  This implicit price index is based on seasonally adjusted data.

The average annual increase in new collective agreements (without cost of living clauses) involving 500 or more employees for all industries increased steadily between 1996 and 2001, but then slowed over 2002 to 2004. Average wage gains (over the life of the contract) rose from 0.6% in 1996 to 3.2% in 2001, before declining to 2.8% in 2002, 2.5% in 2003, 1.7% in 2004 and 2.2% in 2005. Wage gains were 2.2% in the first quarter of 2006, 2.8% in the second quarter and 2.6% in the third quarter.

*	Year-over-year growth rates for CPI are based on not seasonally adjusted data.

Labor Market*

The following table shows labor market characteristics for the periods indicated.

LABOR MARKET CHARACTERISTICS(1) (2)

(thousands of persons)

	Canada			Atlantic Provinces			Québec

For the years	Labor	Employ-	Unemploy-	Labor	Employ-	Unemploy-	Labor	Employ-	Unemploy-
ended December 31,	Force	ment	ment Rate	Force	ment	ment Rate	Force	ment	ment Rate

2001	16,110	14,946	7.2	1,147	1,013	11.7	3,771	3,440	8.8
2002	16,579	15,310	7.7	1,172	1,038	11.4	3,908	3,570	8.6
2003	16,959	15,672	7.6	1,185	1,053	11.2	3,993	3,629	9.1
2004	17,182	15,947	7.2	1,203	1,074	10.7	4,024	3,681	8.5
2005	17,343	16,170	6.8	1,201	1,076	10.4	4,053	3,717	8.3
2005 Q4	17,421	16,289	6.5	1,203	1,076	10.5	4,082	3,748	8.2
2006 Q1	17,479	16,354	6.4	1,206	1,083	10.2	4,092	3,750	8.4
2006 Q2	17,566	16,481	6.2	1,207	1,087	9.9	4,081	3,752	8.1
2006 Q3	17,636	16,500	6.4	1,192	1,073	10.0	4,102	3,772	8.0

	Ontario			Prairie Provinces			British Columbia

For the years	Labor	Employ-	Unemploy-	Labor	Employ-	Unemploy-	Labor	Employ-	Unemploy-
ended December 31,	Force	ment	ment Rate	Force	ment	ment Rate	Force	ment	ment Rate

2001	6,327	5,926	6.3	2,758	2,646	4.9	2,083	1,922	7.7
2002	6,494	6,031	7.1	2,913	2,706	5.3	2,148	1,965	8.5
2003	6,676	6,213	6.9	2,958	2,763	5.2	2,191	2,015	8.0
2004	6,775	6,317	6.8	2,976	2,814	4.9	2,222	2,063	7.2
2005	6,849	6,398	6.6	2,976	2,848	4.3	2,263	2,131	5.9
2005 Q4	6,871	6,443	6.2	2,989	2,859	4.3	2,276	2,162	5.0
2006 Q1	6,881	6,448	6.3	3,013	2,897	3.9	2,287	2,177	4.8
2006 Q2	6,926	6,510	6.1	3,057	2,939	3.8	2,296	2,193	4.5
2006 Q3	6,954	6,502	6.5	3,082	2,956	4.1	2,307	2,197	4.8

Source: Statistics Canada, The Labour Force.
(1) Unemployment levels are calculated using the difference between Labor Force and Employment for the quarters.
(2) Annual employment levels are based on not seasonally adjusted data, while quarterly employment levels are based on seasonally adjusted data.

Employment growth on a year-over-year basis increased by 1.2% in 2001, 2.4% in 2002 and 2.4% in 2003. Since then, year-over-year employment growth has slowed, registering 1.8% in 2004, 1.4% in 2005 and 1.8%, 2.2%, and 1.9% in the first three quarters of 2006, respectively. Meanwhile, year-over-year labor force growth was 1.7% in 2001, advanced to 2.9% in 2002 and 2.3% in 2003. Labor force growth has since eased to 1.3% in 2004, 0.9% in 2005, and 2.2%, 1.4%, and 1.5%, in the first three quarters of 2006, respectively.

The unemployment rate was 7.2% in 2001, 7.7% in 2002 and 7.6% in 2003. Since then the unemployment rate has declined to 7.2% in 2004, 6.8% in 2005 and fell further during 2006 to 6.4% in the first quarter, 6.2% in the second quarter and 6.4% in the third quarter(seasonally adjusted).

* Year-over-year growth rates for employment and labor force are based on not seasonally adjusted data.

EXTERNAL TRADE

Canada has continued to work towards implementing its trade goals of freer and more open markets based on internationally agreed rules and practices at multilateral, regional and bilateral levels.

At the multilateral level, Canada continues to be an active member of the World Trade Organization (“WTO”) and continues to fully participate in multilateral trade negotiations launched in Doha, Qatar in November 2001.

At the regional level, Canada is a member of the North American Free Trade Agreement (“NAFTA”) with both the United States and Mexico. Under NAFTA, as of January 1, 2003, virtually all tariffs for goods originating in Canada, the United States, and Mexico have been eliminated.

Canada currently has bilateral free trade agreements in place with the following countries: Chile, Costa Rica, and Israel.

Merchandise Trade

The following table sets forth the composition of Canadian trade for the periods indicated.

THE COMPOSITION OF CANADIAN MERCHANDISE TRADE

(Balance of Payments Basis)

	First 3 quarters (2)		For the years ended December 31,

	2006	2005	2005	2004	2003	2002	2001

	(in millions)
Value of Exports
Wheat	$2,532	$2,085	$2,699	$3,493	$2,809	$3,053	$3,807
Other agricultural products	18,160	18,109	24,668	24,286	23,566	25,297	24,499
Crude petroleum	29,154	21,735	30,388	25,513	20,644	18,551	15,370
Natural gas	21,415	24,459	35,989	27,382	26,083	18,372	25,595
Ores and metals	32,541	26,914	35,999	32,296	26,029	28,079	26,007
Lumber	7,100	7,802	10,402	11,515	8,941	10,853	11,571
Pulp and paper	8,867	9,249	12,257	13,075	12,517	13,264	15,300
Other materials	65,061	63,316	85,988	78,279	70,463	70,154	72,778
Motor vehicles	42,639	43,914	60,646	62,614	59,498	67,672	65,872
Motor vehicle parts	19,113	20,835	27,517	27,720	27,887	29,005	26,655
Machinery	15,850	15,295	20,551	19,353	18,918	20,301	19,995
Other end products	68,627	68,496	91,411	89,212	86,948	94,469	98,865
Special transactions	11,241	10,792	14,546	14,383	14,652	14,970	14,416

TOTAL EXPORTS (1)	$342,300	$333,000	$453,060	$429,121	$398,954	$414,038	$420,730

Value of Imports
Edible products	$16,492	$15,474	$20,825	$19,961	$20,121	$20,432	$19,085
Crude petroleum	17,385	15,559	21,582	16,468	13,301	11,723	12,814
Other crude materials	9,670	9,929	12,837	11,520	9,512	8,683	8,122
Fabricated materials	65,053	60,812	82,164	74,903	66,669	69,539	69,411
Motor vehicles	31,454	29,219	38,761	36,439	37,547	38,004	31,825
Motor vehicle parts	28,159	29,431	39,602	40,867	38,945	43,466	40,749
Machinery and equipment	85,011	82,328	110,885	104,086	98,644	105,947	111,947
Other end products	38,470	36,884	49,460	47,700	46,304	46,473	42,896
Special transactions	8,913	9,010	12,095	11,695	11,648	12,461	13,221

TOTAL IMPORTS (1)	$300,606	$288,645	$388,210	$363,639	$342,692	$356,727	$350,071

Source: Statistics Canada, Canadian International Merchandise Trade.
(1) May not add to total due to rounding.
(2) Seasonally adjusted.

Canada is one of the leading trading nations of the world. Canada’s exports have always reflected the country’s high endowment in natural resources. However, Canada has been diversifying its exports over time, relying less on commodities and more on finished goods. The value of commodity exports as a share of merchandise exports dropped from 68.8% in 1980 to 54.0% in the first three quarters of 2006. Over this period the increase in exports of finished goods was led by automotive and miscellaneous end products. Canada’s imports consist mostly of manufactured goods; the two main components are machinery and equipment, and automotive products.

Canada and the United States are each other’s largest trading partners, reflecting the physical proximity of the two countries and their close economic and financial relationship. In 2005, trade with the United States accounted for 81.4% of the value of Canada’s merchandise exports and 66.9% of the value of Canada’s merchandise imports. According to the United States Department of Commerce, trade with Canada accounted for 23.4% of the United States’ exports and 17.2% of its imports in 2005.

GEOGRAPHICAL DISTRIBUTION OF CANADIAN MERCHANDISE TRADE

(Balance of Payments Basis)

	First 3 quarters		For the years ended December 31,

	2006	2005	2005	2004	2003	2002	2001

Exports (1)
United States	79.6%	81.2%	81.4%	81.7%	82.5%	83.8%	83.7%
Japan	2.3	2.3	2.3	2.3	2.5	2.4	2.4
United Kingdom	2.5	2.1	2.1	2.2	1.9	1.5	1.6
European Union (2)	4.6	4.4	4.2	4.0	4.1	3.9	4.0
Other	10.9	10.0	10.0	9.7	9.0	8.3	8.3

	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Imports (1)
United States	65.5%	67.1%	66.9%	68.9%	70.1%	71.5%	72.7%
Japan	3.0	2.9	2.9	2.8	3.1	3.3	3.0
United Kingdom	2.4	2.3	2.3	2.6	2.7	2.9	3.4
European Union (2)	8.0	7.5	7.5	7.4	7.6	7.3	6.6
Other	21.1	20.1	20.3	18.3	16.5	15.1	14.3

	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Source: Statistics Canada, Canadian International Merchandise Trade.

(1)	May not add to total due to rounding.
(2)	Excludes the United Kingdom. Includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal, Spain and Sweden.

The following table presents volume and price indices of Canada’s merchandise trade for the periods indicated.

MERCHANDISE TRADE INDICES

(Balance of Payments Basis)

	First 3 quarters		For the years ended December 31,

	2006	2005	2005	2004	2003	2002	2001

	(1997 = 100)
Indices of physical volume
Exports	137.8	134.9	136.0	132.7	125.9	128.7	127.8
Imports	152.0	143.6	145.3	134.6	124.2	119.8	117.8
Indices of prices
Exports	109.1	108.4	109.7	106.5	104.5	106.0	108.5
Imports	94.9	96.5	96.2	97.3	99.4	107.2	107.0
Terms of trade (1)	115.0	112.4	114.1	109.5	105.1	98.9	101.4

Source: Statistics Canada, National Income and Expenditure Accounts.
(1) Index of price of exports divided by index of price of imports multiplied by 100.

BALANCE OF PAYMENTS

The following table presents the balance of international payments for the periods indicated.

CANADIAN BALANCE OF INTERNATIONAL PAYMENTS

	First 3 quarters(1)		For the years ended December 31,

	2006	2005	2005	2004	2003	2002	2001

	(in millions of dollars)
CURRENT ACCOUNT
RECEIPTS
Goods and services	$391,014	$381,642	$518,028	$492,984	$460,088	$477,522	$480,795
Goods	342,208	333,001	453,060	429,121	398,954	414,039	420,730
Services	48,807	48,642	64,968	63,863	61,134	63,483	60,065
Investment Income	42,596	34,658	48,199	37,532	29,469	30,502	25,990
Current transfers	7,437	6,011	8,066	7,427	6,744	6,890	6,968
Current account receipts	441,048	422,310	574,293	537,943	496,301	514,913	513,754
PAYMENTS
Goods and services	361,811	347,258	466,896	440,218	415,672	427,434	417,945
Goods	300,434	288,645	388,210	363,639	342,692	356,727	350,071
Services	61,377	58,614	78,686	76,580	72,980	70,707	67,874
Investment Income	51,987	49,832	67,010	62,346	59,403	60,799	65,320
Current transfers	6,970	6,442	8,585	7,746	7,122	6,902	5,384
Current account payments	420,768	403,534	542,491	510,310	482,197	495,135	488,649
BALANCES
Goods and services	29,203	34,384	51,132	52,765	44,416	50,088	62,850
Goods	41,774	44,356	64,850	65,482	56,262	57,311	70,659
Services	-12,571	-9,972	-13,718	-12,717	-11,846	-7,224	-7,809
Investment Income	-9,391	-15,175	-18,811	-24,814	-29,935	-30,297	-39,330
Current transfers	468	-432	-519	-319	-378	-12	1,584
Current account balance	20,280	18,777	31,802	27,633	14,103	19,778	25,104
CAPITAL AND FINANCIAL ACCOUNT
CAPITAL ACCOUNT	2,919	4,953	5,932	4,449	4,171	4,936	5,752
FINANCIAL ACCOUNT	-21,329	-29,251	-35,109	-36,956	-19,868	-22,144	-21,375
CANADIAN ASSETS, NET FLOWS
Canadian direct investment abroad	-30,270	-30,195	-41,300	-56,274	-30,145	-42,015	-55,800
Portfolio investment	-61,620	-39,355	-51,652	-24,369	-19,054	-29,319	-37,573
Foreign bonds	-32,550	-21,119	-27,615	-15,290	-7,974	-6,229	-1,920
Foreign stocks	-24,191	-16,761	-21,947	-8,092	-7,699	-21,253	-35,653
Other investment	-53,082	-31,403	-22,164	-7,396	-17,088	-12,297	-20,556
Loans	-12,654	-3,301	8,529	3,505	7,247	-8,587	-8,051
Deposits	-31,995	-26,731	-15,688	-10,666	-19,283	5,844	-2,172
Official international reserves	-2,676	-1,760	-1,653	3,427	4,693	298	-3,353
Other assets	-5,757	-6,211	-13,352	-3,662	-9,745	-9,851	-6,980

Total Canadian assets, net flows	-144,972	-100,953	-115,116	-88,039	-66,287	-83,631	-113,930
CANADIAN LIABILITIES, NET FLOWS
Foreign direct investment in Canada	48,400	25,849	40,984	1,995	10,669	34,769	42,844
Portfolio investment	20,476	8,391	8,472	54,267	19,362	18,599	37,779
Canadian bonds	-957	1,029	-1,183	18,955	7,517	18,297	41,002
Canadian stocks	16,022	9,945	9,133	35,742	13,491	-1,531	4,125
Canadian money market	5,412	-2,583	522	-429	-1,646	1,833	-7,349
Other investment	54,765	37,461	30,551	-5,179	16,389	8,119	11,932
Loans	15,023	5,536	2,007	-2,345	807	1,400	-5,941
Deposits	38,769	28,606	28,942	-531	18,304	13,565	23,716
Other liabilities	973	3,319	-398	-2,303	-2,722	-6,846	-5,843

Total Canadian liabilities, net flows	123,641	71,701	80,008	51,083	46,419	61,487	92,555

Total capital and financial account, net flows	-18,411	-24,299	-29,177	-32,507	-15,697	-17,208	-15,623
Statistical discrepancy	-1,257	6,325	-2,625	4,874	1,594	-2,570	-9,481

Source: Statistics Canada, Canada’s Balance of International Payments
(1) Year-to-date (not annualized). Current account data are seasonally adjusted. Capital account data are not seasonally adjusted.

Canada’s current account balance moved from a surplus of $25.1 billion in 2001 to a surplus of $31.8 billion in 2005. The current account surplus declined to an average of $27.0 billion (seasonally adjusted, annualized level) in the first three quarters of 2006. Over the period since 2001, the three main components of the current account have evolved as follows:

(1) The merchandise trade surplus decreased from $70.7 billion in 2001 to $64.9 billion in 2005. In the first three quarters of 2006, the merchandise trade surplus declined further to an average of $55.7 billion (annualized level).
(2) The service account deficit worsened from $7.8 billion in 2001 to $13.7 billion in 2005. The services deficit averaged $16.8 billion (annualized level) in the first three quarters of 2006.
(3) The deficit on net investment income payments narrowed from $39.3 billion in 2001 to $18.8 billion in 2005. The investment income deficit averaged $12.5 billion in the first three quarters of 2006 (annualized level).

Low inflation and a depreciation of the Canadian dollar helped support the merchandise trade surplus in 2001. An uneven recovery in the United States provided limited stimulus to exports in 2002 and an appreciation of the Canadian dollar restrained gains in the surplus when growth in the United States shifted to a higher pace in 2003, 2004 and 2005. The continued appreciation of the Canadian dollar, combined with the slowdown in the US economy in the latter half of 2006, caused a further decline in the merchandise trade surplus.

In 2001, the net outflow in the capital and financial account stood at $15.6 billion. Following that, Canada registered net outflows of $17.2 billion in 2002, $15.7 billion in 2003, $32.5 billion in 2004 and $29.2 billion in 2005. The net outflow in the capital and financial account in the first three quarters of 2006 averaged $24.5 billion (annualized level).

Various Canadian financial instruments were acquired by non-residents during the 1990s and early 2000s. Non-resident net purchases of Canadian bonds, stocks and money market instruments amounted to $37.8 billion in 2001. Purchases of Canadian financial instruments decreased to $18.6 billion in 2002 and $19.4 billion in 2003, before surging to $54.3 billion in 2004 as a result of special events such as foreign takeovers and corporate restructuring. Non-resident purchases of Canadian bonds, stocks, and money market instruments fell to $8.5 billion in 2005, before rising to $27.3 billion over the first three quarters of 2006 (annualized level), a level more in line with the 2002 to 2003 period.

From 1980 to the early 1990s foreign direct investment in Canada maintained a steady range, averaging just over $5 billion annually. In the mid-1990s, foreign direct investment in Canada began to rise sharply, peaking at $99.2 billion in 2000 mostly due to foreign purchases in the technology sector, before sliding to $42.8 billion in 2001, $34.8 billion in 2002, $10.7 billion in 2003, and $2.0 billion in 2004. It then increased sharply to $41.0 billion in 2005 and to an average of $64.5 billion in the first three quarters of 2006 (annualized level).

FOREIGN EXCHANGE AND INTERNATIONAL RESERVES

Since May 31, 1970 the Canadian dollar has been allowed to float so that the rate of exchange is determined by conditions of supply and demand in the market. During this period, the Canadian dollar has floated between a high of 104.43 U.S. cents that occurred in April 1974 and a low of 61.79 U.S. cents in January 2002. The dollar closed 2005 at 85.98 U.S. cents. In 2006 through December 20, trading has been in a range of 84.79 to 91.34 U.S. cents; the dollar closed at 87.08 U.S. cents on December 20, 2006.

EXCHANGE RATE FOR THE CANADIAN DOLLAR

		For the years ended December 31,

	2006 through	2005	2004	2003	2002	2001	2000	1999	1998	1997	1996
	December 20-

	(in U.S. cents)
High	91.34	87.51	85.14	77.89	66.54	67.11	69.84	69.35	71.23	74.93	75.26
Low	84.79	78.53	71.41	63.38	61.79	62.30	63.97	64.62	63.11	69.45	72.12

Source: Bank of Canada.

Canada does not have foreign exchange controls. Foreign exchange operations conducted by the Bank of Canada on behalf of the Minister of Finance are directed toward the maintenance of orderly conditions in the foreign exchange market in Canada through the purchase or sale of United States dollars for Canadian dollars. The following table shows Canada’s official international reserves on the dates indicated.

CANADA’S OFFICIAL INTERNATIONAL RESERVES

		At December 31,
	At November 30,
	2006	2005	2004	2003	2002	2001	2000	1999	1998	1997	1996

	(in millions of U.S. dollars)
Total	36,477	33,018	34,466	36,268	37,169	34,248	32,424	28,646	23,427	17,969	20,578

Source: Department of Finance.

Canada’s official reserves at November 30, 2006 consisted of United States dollars in the amount of U.S.$16,423 million, U.S.$70 million in gold (valued at U.S.$646.70 per fine ounce), U.S.$867 million in the form of the reserve position in the International Monetary Fund (“IMF”), U.S.$965 million in Special Drawing Rights (“SDRs”) and U.S.$18,152 million in other convertible currencies.

Beginning in 1978 transactions relating to foreign currency debt undertaken for reserve management purposes have had an important effect on the level of official reserves. The Government maintains a U.S.$6,000 million standby credit facility with a group of foreign banks. Since August 31, 1986 no drawings have been outstanding on the standby credit facility. The “Canada Bills” program was launched in October 1986. Under this program U.S. dollar-denominated short-term notes are issued in the United States money market. There were U.S.$1,715 million of Canada Bills outstanding on November 30, 2006. The “Canada Notes” program was launched in March 1996. Canada Notes are interest-bearing marketable notes that mature not less than nine months from their date of issue. As of November 30, 2006, there was a total of U.S.$432 million equivalent of Canada Notes outstanding. A Euro Medium Term Note program was launched in March 1997. As of November 30, 2006, there was a total of U.S.$1,398 million equivalent of Euro Medium Term Notes outstanding. As of November 30, 2006, there was a total of U.S.$5,761 million equivalent of other marketable bonds, comprised of three global bond issues and four Petro Canada bond issues assumed by the Government of Canada on February 5, 2001, on the dissolution of Petro Canada Limited.

GOVERNMENT FINANCES

Introduction

The financial structure of the Government of Canada rests on a constitutional and statutory framework dating back to the British North America Act, 1867. That Act, which has been renamed the Constitution Act, 1867, gave constitutional foundation to the principles of financing that are basic to responsible government, while other necessary financial administrative machinery and procedures were established by subsequent legislation, most notably the Financial Administration Act. The proclamation in 1982 of the Constitution Act, 1982 terminated British legislative jurisdiction over Canada’s Constitution in accordance with an amending formula that permits amendment of the Constitution without resorting to the Parliament of the United Kingdom.

Within the confines of the Constitution, the authority of Parliament is supreme. Ultimate control of the public purse and the financial structure of the Government rests with Parliament. This is reflected in the fundamental principles that no tax shall be imposed and no money shall be spent without the authority of Parliament, and that expenditures shall be made only for the purposes authorized by Parliament.

Public money received by the Government is deposited in the Consolidated Revenue Fund of Canada. Withdrawals of public money out of the Consolidated Revenue Fund may not be made without the authority of Parliament.

The Government has two major sources of money: budgetary revenues and borrowing. The main sources of revenue are personal and corporate income taxes, employment insurance premiums, and excise taxes and duties. These revenues are authorized by specific acts passed by Parliament. The Government’s revenues also include those of consolidated Crown corporations, net gains/losses from enterprise Crown corporations (such as the Bank of Canada, Export Development Canada and the Canada Mortgage and Housing Corporation), foreign exchange revenues, and other revenues (primarily revenues from the sales of goods and services). The other major source of money to finance Government operations is borrowing. Borrowing limits are established by acts of Parliament. The main sources of borrowing are marketable bonds, treasury bills and retail debt.

Parliament authorizes the disbursement of moneys out of the Consolidated Revenue Fund by means of Appropriation Acts passed on an annual basis by Parliament and based on the Main Estimates submitted by the various departments. In addition to the Appropriation Acts, authority for payments may also be found in certain statutes which authorize certain payments out of the Consolidated Revenue Fund. Expenditures for public debt charges, social security payments and transfers to other levels of government are authorized in this way. Appropriations may also be made by the Governor in Council for urgent payments. Such appropriations may be made only when Parliament is not in session, and must be laid before Parliament during the subsequent session.

Information on the Government’s planned revenues and expenditures is presented to Parliament primarily in two documents: the Budget and the Main Estimates, which are both presented in the House of Commons. The Budget, which may be delivered at any time during the fiscal year, provides the occasion on which the Minister of Finance generally brings under review the whole financial position of the Government, present and prospective, and announces the Government’s plans and proposals. The Main Estimates are tabled (i.e., introduced) once each year and outline the Parliamentary authority, either existing or required, for disbursements. Supplementary Estimates may also be tabled during the year to provide authority for spending as the need arises.

The considerations for overall resource availability and demands for new policies and programs are reconciled through the establishment of five year economic and fiscal projections reflecting Government priorities. The projections are released in an Economic and Fiscal Update in the fall for pre-budget consultation purposes. To incorporate objective economic assumptions, the fiscal projection is based on the average of private sector economic forecasts. Since a short planning horizon is appropriate for budgetary decisions, the budget focuses on a two-year horizon. This ensures that expenditure decisions are made within the context of Government priorities and are consistent with the expenditure framework.

For financial reporting purposes the Government of Canada includes all departments, agencies, corporations, organizations and funds which are controlled by the Government. For financial reporting purposes, control is defined as the power to govern the financial and operating policies of an organization with benefits from the organization’s activities being expected, or the risk of loss being assumed by the Government. All organizations which are listed in the Financial Administration Act or which are Crown corporations as defined by the Financial Administration Act are included for financial reporting purposes. Other organizations not listed in the Financial Administration Act may also meet the definition of control and they are included in the Government’s reporting entity if their revenues, expenses, assets or liabilities are significant. The financial activities of all these entities are consolidated in the Government’s financial statements, except for enterprise Crown corporations and other government business enterprises which are not dependent on the Government for financing their activities. These corporations are reported under the modified equity basis of accounting.

The primary source of information on all actual financial transactions of the Government is the Public Accounts of Canada, which is required by the Financial Administration Act to be tabled in Parliament each year. The other chief accountability reports are the statements of budgetary and non-budgetary financial transactions and of the Government’s cash and debt position published monthly in The Fiscal Monitor and in the Annual Financial Report.

Since fiscal 2002-03, the financial statements are presented on a full accrual basis of accounting, replacing the modified accrual standard that had been used since the mid 1980s. The Government’s fiscal anchor remains the budgetary balance, which provides a more comprehensive and up-to-date picture of the financial situation. Prior to the shift to accrual accounting, there was no distinction between net debt and the accumulated deficit, or federal debt, so these terms were used interchangeably. Under full accrual accounting, this is no longer the case. Net debt is the Government’s net liabilities excluding the value of its non-financial assets. The federal debt takes into account the value of non-financial assets. The two indicators represent different measures of the Government’s financial position. The federal debt represents the accumulation of surpluses and deficits in the past and is the key measure of debt.

Fiscal Policy

The budgetary deficit/surplus — the budgetary balance — is the most comprehensive measure of the Government’s fiscal results. It is presented on a full accrual basis of accounting, recording government assets and liabilities when they are earned or incurred, regardless of when the cash is received or paid. In addition, the budgetary balance includes only those activities over which the Government has legislative control.

A budgetary surplus of $13.2 billion was recorded in fiscal 2005-06. Federal debt—the accumulation of annual deficits and surpluses since Confederation—was 35.1% of gross domestic product (GDP) in fiscal 2005-06, down 33.3 percentage points from its peak of 68.4% in fiscal 1995-96. This is the tenth consecutive year in which the federal debt-to-GDP ratio has declined and it is now at its lowest level in 24 years. Program expenses were down $1.1 billion, or 0.7%, over the prior year, marking the first year-over-year decline since fiscal 1996-97. As a percentage of GDP, program expenses decreased to 12.8% in fiscal 2005-06 from 13.7% in fiscal 2004-05. As a percentage of revenues, public debt charges were 15.2% in fiscal 2005-06, down from a peak of about 38% in fiscal 1990-91. The share of revenues devoted to public debt charges is now at its lowest level since the late 1970s.

Another important measure is financial source/requirement. Financial source/requirement measures the difference between cash coming in to the Government and cash going out. It differs from the budgetary balance in that it includes transactions in loans, investments and advances, federal employees’ pension accounts, other specified purpose accounts, foreign exchange activities, changes in other financial assets, liabilities and non-financial assets. These activities are included as part of non-budgetary transactions. The conversion from full accrual to cash accounting is also reflected in non-budgetary transactions. In contrast to the large financial requirements observed from the mid 1970s through the mid

1990s, financial surpluses have now been recorded in eight of the past nine years. As a result, the stock of unmatured debt has declined by $56.0 billion since fiscal 1996-97. Unmatured debt as a percentage of GDP has declined to 30.7% from the peak of 57.7% in fiscal 1995-96.

The following table presents the budgetary balance, financial source/requirement and net financing activities for the years shown.

BUDGETARY BALANCE, FINANCIAL SOURCE/REQUIREMENT AND NET FINANCING ACTIVITIES

	For the years ended March 31,

	2006	2005	2004	2003	2002

	(in millions)
BUDGETARY TRANSACTIONS
Revenues	$222,203	$211,943	$198,590	$190,570	$183,930
Program expenses	-175,213	-176,362	-153,676	-146,679	-136,231
Operating surplus or deficit ( - )	46,990	35,581	44,914	43,891	47,699
Public debt charges	-33,772	-34,118	-35,769	-37,270	-39,651

Budgetary surplus or deficit ( - )	13,218	1,463	9,145	6,621	8,048

NON-BUDGETARY TRANSACTIONS
Loans, investments and advances	-3,721	-4,389	-6,000	-2,082	-1,164
Pensions and other liabilities	116	-1,090	2,611	346	-1,031
Non-financial assets	-577	-48	-577	-879	-1,623
Other transactions	-2,271	7,225	-2,213	2,296	-2,526
Foreign exchange transactions	44	3,442	4,637	3,096	-1,776

Total non-budgetary transactions	-6,409	5,140	-1,542	2,777	-8,120
FINANCIAL SOURCE/REQUIREMENT	6,809	6,603	7,603	9,398	-72

UNMATURED DEBT TRANSACTIONS	-6,275	-6,560	-3,559	-4,268	-4,348

CHANGE IN CASH BALANCES	534	43	4,044	5,130	-4,420

CASH AT END OF YEAR	$21,149	$20,615	$20,572	$16,528	$11,398

Source: Public Accounts of Canada, 2006.

Budgetary Revenue

The Government reports revenue on an accrual basis in the period in which the event that gave rise to the revenue took place. Income tax revenue is recognized when the taxpayer has earned the income subject to tax. Personal income taxes accounted for about 47% and corporate income taxes accounted for about 14% of Government revenue in fiscal 2005-06.

In recognition of continued budget surpluses, the Government has continued to provide significant income tax reductions for individuals and corporations since the February 2000 Budget. There are currently four federal income tax brackets for individuals: 15.25% (to be 15.5% for 2007), 22%, 26%, and 29%. For 2006, the taxable income thresholds at which these brackets apply, indexed annually to account for inflation, are as follows: 15.25% on taxable income up to $36,378, 22% on taxable income between $36,379 and $72,756, 26% on taxable income between $72,757 and $118,285 and 29% on taxable income of $118,286 and above.

The general federal corporate income tax rate in 2006 is 21%. The 2006 Budget and a “Tax Fairness Plan” released in October 2006 proposed to reduce this general rate to 18.5% by 2011. Other items proposed in the 2006 Budget include the elimination of federal capital tax on corporations, better integration of the taxation of dividends from large corporations and the elimination of the 4% corporate surtax.

Capital gains are taxed as part of the income tax system, in the taxation year in which they are realized. A portion of the gain is included in income and is subject to tax at the applicable individual or corporate income tax rate. The taxable portion of the capital gains has changed over time. When capital gains were first subject to tax in Canada in 1972, the taxable portion was 50%. After increasing to as high as 75% in 1990, the taxable portion was reduced to its current level of 50%, effective in 2000.

The goods and services tax is a broad-based value-added tax, which is applied to the sale of most goods and services at a rate of 6%. The rate was reduced from 7% to 6%, effective July 1, 2006. Food for home consumption, prescription drugs, residential rents, sales of existing houses, and educational and healthcare services are generally not subject to tax.

Excise taxes and duties are imposed on selected goods, such as tobacco, alcoholic beverages and gasoline. Customs duties are also imposed on a wide range of goods. The 2006 Budget proposed to repeal the excise tax on jewellery. Excise duty relief was also provided to wines made from 100% Canadian-grown products and to products from small brewers.

In addition, the Government obtains non-tax revenues in the form of revenues from consolidated Crown corporations, net gains/losses from enterprise Crown corporations (such as the Bank of Canada, Export Development Canada, and the Canada Mortgage and Housing Corporation), foreign exchange revenues, employment insurance premium revenues and other revenues (primarily from the sale of goods and services).

The following table sets forth budgetary revenue for the years shown.

DETAILED STATEMENT OF TRANSACTIONS — BUDGETARY REVENUES

	For the years ended March 31,

	2006	2005	2004	2003	2002

	(in millions)
TAX REVENUES
Personal income tax	$103,691	$98,521	$92,957	$89,530	$86,972
Corporate income tax	31,724	29,956	27,431	22,222	24,242
Other income tax revenues	4,529	3,560	3,142	3,291	2,925
Goods and services tax	33,020	29,758	28,286	28,248	25,292
Energy taxes	5,076	5,054	4,952	4,935	4,848
Customs import duties	3,330	3,091	2,887	3,278	3,040
Other excise taxes and duties	4,730	4,954	5,240	4,896	3,953

Total tax revenues	186,100	174,894	164,895	156,400	151,272
EMPLOYMENT INSURANCE PREMIUMS	16,535	17,307	17,546	17,870	17,637
OTHER REVENUES
Crown corporation revenues	7,198	6,825	5,917	5,301	4,751
Other program revenues	10,356	11,742	8,142	7,620	7,817
Foreign exchange revenues	2,014	1,175	2,090	3,379	2,453

Total other revenues	19,568	19,742	16,149	16,300	15,021
TOTAL BUDGETARY REVENUES	$222,203	$211,943	$198,590	$190,570	$183,930

Source:	Public Accounts of Canada 2006.

Budgetary Expenses

Budgetary expenses encompass the cost of servicing the public debt, the operating expenses of Government departments and agencies, grants and contributions to other levels of government, organizations and individuals, and subsidies. Under full accrual accounting, the cost of using capital assets is amortized over its estimated useful life.

Transfer payments includes a range of federal social spending programs designed to enhance the quality of life of Canadians, particularly those who have modest incomes or who are disadvantaged. It includes income support — most notably for the elderly and unemployed; transfers to the provinces for health, education and social assistance; and programs for aboriginal Canadians.

The following table sets forth budgetary expenses, including federal transfer payments for social spending, for the years shown.

DETAILED STATEMENT OF TRANSACTIONS — BUDGETARY EXPENSES

	For the years ended March 31,

	2006	2005	2004	2003	2002

	(in millions)
PROGRAM EXPENSES
Transfer payments
Old age security benefits, guaranteed income supplement and spouse’s allowance	$28,992	$27,871	$26,902	$25,692	$24,641
Other levels of Government
Canada health and social transfer	27,225	28,031	22,341	21,100	17,300
Fiscal arrangements	12,381	12,863	9,409	10,879	11,603
Alternative payments for standing programs	-2,731	-2,746	-2,700	-2,321	-2,662
Other	3,940	3,807	342	987	375

Total other levels of Government	40,815	41,955	29,392	30,645	26,616
Employment insurance benefits	14,417	14,748	15,058	14,496	13,726
Canada child tax benefits	9,200	8,688	8,062	7,823	7,471
Other transfer payments	24,893	25,453	22,945	20,673	17 546

Total transfer payments	118,317	118,715	102,359	99,329	90,000

Other program expenses
Crown corporation expenses	7,195	8,907	6,566	6,551	6,085
National Defence	15,034	14,318	12,869	11,803	10,443
All other departments and agencies	34,667	34,422	31,882	28,996	29,703

Total other program expenses	56,896	57,647	51,317	47,350	46,231

Total program expenses	175,213	176,362	153,676	146,679	136,231
PUBLIC DEBT CHARGES	33,772	34,118	35,769	37,270	39,651

TOTAL BUDGETARY EXPENSES	$208,985	$210,480	$189,445	$183,949	$175,882

Source: Public Accounts of Canada 2006.

Loans, Investments and Advances

The Government’s financial assets include loans and advances to, or investments in, its enterprise Crown corporations, other governments and other individuals and organizations.

Loans, investments and advances by the Government resulted in a net requirement of funds of $3.7 billion in fiscal 2005-06.

Pension and Other Liabilities

The Government acts as an insurer and/or administrator of a number of pension funds and annuities and deposit and trust accounts. The balance outstanding of these accounts amounted to $179.9 billion at March 31, 2006. The public sector pensions comprised 72.8% of the outstanding balance at March 31, 2006.

Canada Pension Plan Liability. The Canada Pension Plan (the “Plan”) was established in 1965 and is a federal-provincial program for compulsory and contributory social insurance. It operates in all parts of Canada, except for Quebec which has a comparable program. The Government administers the Plan under joint control with the participating provinces. Until 1997, the Plan was financed on an essentially pay-as-you-go basis, which means that pensions and benefits were paid out of current contributions (with some interest earned by the Canada Pension Plan Investment Fund). In December 1997, the Government passed legislation to ensure that the Plan remains sustainable over the long term and to allow fuller funding. Changes included a more rapid increase in contribution rates, a new investment policy, as well as changes to calculations of, and eligibility criteria to, some benefits. Under the new investment policy which came into effect April 1, 1998, the Plan’s funds are prudently invested by an independent CPP Investment Board in a diversified portfolio of securities, including equities, under generally the same rules that apply to other private and public pension funds.

Contributions are paid equally by employers and employees and self-employed workers pay the full amount. The Plan is funded on a steady-state basis with contributions at 9.9% of pensionable earnings. As administrator, the Government’s authority to spend is limited to the Plan’s net assets of $101.1 billion at March 31, 2006 ($83.4 billion at March 31, 2005). Of these assets, $8.4 billion was invested in securities issued or guaranteed by the provinces and Canada, $68.4 billion was transferred to the Canada Pension Plan Investment Board and $0.2 billion was a direct liability of the Government. The balance of $24.2 billion represents net income from operations receivables and unrealized gains.

Public Sector Pensions. The Government is responsible for defined benefit pension plans covering substantially all of its full-time employees (including the Public Service, Canadian Forces, Royal Canadian Mounted Police and certain Crown corporations) as well as federally appointed judges and Members of Parliament. Pension benefits are generally calculated by reference to the highest earnings for a specific period of time. They are related to years of service and are indexed to inflation. Until March 31, 2000, separate market invested funds were not set aside to provide for payment of these pension benefits. Beginning on April 1, 2000, new employer and employee contributions to the pension plans are transferred to the Public Sector Pension Investment Board. Its goal is to achieve maximum rates of return on investments without undue risk, while respecting the requirements and financial obligations of each of the public sector pension plans. At March 31, 2006 the net liability in respect of these accounts totalled $131.1 billion. This net liability is comprised of the accrued benefit obligation determined as of March 31, 2006, which amounted to $155.8 billion, less pension plan assets of $25.4 billion and unamortized pension adjustments of $0.7 billion. In fiscal 2005-06 the net liability to the public sector pensions increased by $1.5 billion.

Other Employee and Veteran Future Benefits. The Government also sponsors a variety of other future benefit plans from which employees and other former employees can benefit, during or after employment or upon retirement. The cost of these benefits can accrue either during the service life of employees or upon occurrence of an event giving rise to the liability under the terms of the plans. The Government is liable for future payments for disability and other benefits paid to war veterans, as well as Canadian

Forces retired veterans and still-serving members, their beneficiaries and dependants. Other significant benefits for which the Government is liable include the health care and dental plans available to retired employees and their dependants, severance benefits, and workers’ compensation benefits. All these plans are unfunded. The health care and dental plans are contributory plans.

Non-Financial Assets

Non-financial assets include the net book value of the Government’s capital assets. Capital assets include land, buildings, works and infrastructure such as roads and bridges, machinery and equipment, ships, aircraft and other vehicles. Non-financial assets also include inventories and prepaid expenses. Non-financial assets increased by $577 million to $55.4 billion in fiscal 2005-06 from $54.9 billion in fiscal 2004-05.

Other Transactions

This category includes tax receivables, other receivables, the provincial and territorial tax collection agreements account, tax payables and other liabilities. These transactions, due to their nature, are subject to wide fluctuations. They were a requirement of $2.3 billion in fiscal 2005-06, compared to a source of $7.2 billion in fiscal 2004-05.

Foreign Exchange Transactions

Foreign exchange transactions represent all transactions in international reserves held in the Exchange Fund Account (EFA). The objectives of the EFA are to provide general foreign currency liquidity for the Government and promote orderly conditions in the foreign exchange market. The EFA includes foreign currency investments, gold holdings and assets related to Canada’s commitment to the International Monetary Fund.

DETAILED STATEMENT OF TRANSACTIONS — NON-BUDGETARY TRANSACTIONS, NON-FINANCIAL ASSETS AND FOREIGN EXCHANGE TRANSACTIONS

	For the years ended March 31,

	2006	2005	2004	2003	2002

	(in millions)
LOANS, INVESTMENTS AND ADVANCES
Enterprise Crown corporations and other government business enterprises
Loans and advances
Canada Mortgage and Housing Corporation	$200	$190	$219	$218	$226
Farm Credit Canada	—	—	—	—	578
Other	-67	2	-28	63	—
Amount to be repaid from future appropriations	-63	-39	-62	-43	190

	70	153	129	238	994
Investments
Share of annual profit	-5,041	-4,853	-3,708	-2,958	-2,479
Dividends	2,027	1,944	1,907	1,881	2,078
Capital	-15	-275	-64	-67	89

	-3,029	-3,184	-1,865	-1,144	-312

Total	-2,959	-3,031	-1,736	-906	682

Other loans, investments and advances
Portfolio investments	-101	1,225	—	—	—
National governments including developing countries	158	171	572	828	185
International organizations	-224	-253	-72	-349	-459
Provincial and territorial governments	14	-673	-2,459	-249	385
Other	-1,524	-1,822	-2,681	-1,730	-2,822

	-1,677	-1,352	-4,640	-1,500	-2,711
Total loans, investments and advances	-4,636	-4,383	-6,376	-2,406	-2,029
Allowance for valuation	915	-6	376	324	865

Total loans, investments and advances after allowance for valuation	-3,721	-4,389	-6,000	-2,082	-1,164

PENSIONS AND OTHER LIABILITIES
Public sector pensions	1,483	2,019	1,852	-1,213	-2,264
Other employee and veteran future benefits	1,820	2,182	523	564	612
Due to Canada Pension Plan	-2,620	-4,712	390	323	379
Other liabilities	-567	-579	-154	672	242

Total pensions and other liabilities	116	-1,090	2,611	346	-1,031

NON-FINANCIAL ASSETS
Tangible capital assets	-145	-462	-711	-1,310	-1,512
Inventories	-350	609	-21	325	153
Prepaid expenses	-82	-195	155	106	-264

Total non-financial assets	-577	-48	-577	-879	-1,623

OTHER TRANSACTIONS
Tax receivables	-5,636	-5,524	-4,356	2,008	2,967
Other receivables	-327	223	127	336	-258
Provincial and territorial tax collection agreements accounts	2,316	1,103	2,374	-934	-1,139
Tax payables	2,752	2,610	-509	-735	1,254
Other liabilities	-1,376	8,813	151	1,621	-5,350

Total other transactions	-2,271	7,225	-2,213	2,296	-2,526

FOREIGN EXCHANGE TRANSACTIONS
International reserves held in the Exchange Fund Account	-1,822	2,133	3,602	3,818	-822
International Monetary Fund — Subscriptions	567	945	757	-121	-7

	-1,255	3,078	4,359	3,697	-829
Less: International Monetary Fund — Notes payable	-1,412	-453	-336	623	947
Special drawing rights allocations	113	89	58	-22	—

	-1,299	-364	-278	601	947

Total foreign exchange transactions	44	3,442	4,637	3,096	-1,776

NET NON-BUDGETARY TRANSACTIONS	$-6,409	$5,140	$-1,542	$2,777	$-8,120

Source: Public Accounts of Canada 2006.

Unmatured Market Debt

The Government’s unmatured market debt represents financial obligations resulting from the sale of marketable bonds, treasury bills, Canada Savings Bonds, Canada Premium Bonds, Canada Investment Bonds, Canada Bills, and Canada Notes, as well as from non-marketable obligations issued to the Canada Pension Plan Investment Fund and obligations issued to Trustees in respect of health care initiatives.

Borrowing is one of the two major sources of money available to the Government to finance its operations. The changes in unmatured market debt payable in Canadian currency have been broadly consistent with changes in financial requirements. The changes in unmatured market debt payable in foreign currency have been associated with developments in foreign exchange markets and related requirements to supplement foreign exchange reserves through foreign borrowing.

UNMATURED MARKET DEBT

(Principal Amount Outstanding)

		At March 31,
	At Sept. 30,
	2006	2006	2005	2004	2003	2002

	(in millions)
CANADIAN CURRENCY
Marketable bonds	$260,611	$261,872	$266,674	$278,962	$288,988	$294,677
Treasury bills	121,000	131,600	127,200	113,400	104,600	94,200
Canada Savings Bonds	10,120	10,506	11,958	14,038	16,084	18,928
Canada Premium Bonds	6,777	6,828	7,115	7,286	6,500	5,092
Canada Investment Bonds	8	8	8	7	—	—
Obligations issued to Canada Pension Plan Investment Fund	1,968	3,094	3,335	3,351	3,369	3,386
Obligations issued to Trustees in respect of Health Care Initiatives	4	8	58	76	2	5

Total Canadian currency	400,488	413,916	416,348	417,120	419,543	416,288

FOREIGN CURRENCY (1)
Canada Bills	1,969	4,734	3,862	3,364	2,603	3,355
Canada Notes	473	496	1,128	1,257	1,244	1,202
Euro Medium-Term Note Program	1,498	1,500	1,661	3,170	3,215	2,933
Other marketable bonds (2)	6,293	7,588	9,941	13,201	14,420	19,629
Standby credit facilities	—	—	—	—	—	—

Total foreign currency	10,233	14,318	16,592	20,992	21,482	27,119

TOTAL UNMATURED MARKET DEBT	$410,721	$428,234	$432,940	$438,112	$441,025	$443,407

Source: Bank of Canada, Department of Finance.

(1) Foreign currency debt is converted to Canadian dollars using the following closing exchange rate levels:

		At March 31,
	At Sept. 30,
	2006	2006	2005	2004	2003	2002

	(in millions)
United States Dollar	1.1177	1.1680	1.2096	1.3113	1.4678	1.5942
Euro	1.4174	1.4153	1.5681	1.6149	1.6037	1.3879
Japanese Yen	0.009462	0.009923	0.011281	0.01257	0.01244	0.01202
New Zealand Dollar	0.7297	0.7192	0.8617	0.8716	0.8142	0.7026
British Pound	—	—	—	—	2.4201	2.3240
Danish Krone	—	—	—	—	0.2169	0.2158
Norwegian Krone	—	—	—	—	0.19145	0.2018

(2)	Excludes Canada Notes and Euro Medium Term Notes. Other globals foreign currency marketable bonds are comprised of the following amounts (before conversion to Canadian dollars):

		At March 31,
	At Sept. 30,
	2006	2006	2005	2004	2003	2002

	(in millions)
United States Dollars	2,711	3,711	5,211	7,216	7,312	10,312
Euro	2,045	2,045	2,045	2,045	2,045	2,045
New Zealand Dollars	500	500	500	500	500	500

Total Canadian currency unmatured market debt was $400,488 million on September 30, 2006, a decrease of $13,428 from March 31, 2006. The decrease was mostly related to the reduction in Treasury Bills (-$10,600 million) marketable bonds (-$1,261 million) and Obligations issued to Canada Pension Plan Investment Fund (-$1,126 million). Marketable bonds are interest-bearing obligations generally available to all investors. In the period April 1, 2006 to September 30, 2006 the Government issued an aggregate of $19,950 million of marketable bonds in Canadian currency and redeemed $21,568 million (including $11,592 million in repurchased and cancelled bonds), for a net decrease of $1,618 million. This was offset by an increase of $357 million for the inflation compensation on Real Return Bonds, resulting in a net decrease of $1,261 million in marketable bonds. Treasury bills are obligations issued at a discount with maturities generally of three months, six months and one year. In the period April 1, 2006 to September 30, 2006 the amount of treasury bills outstanding decreased by $10,600 million. Canada Savings Bonds are offered to individual Canadian residents and differ from other bonds in that they can be redeemed prior to maturity at the option of the holder for the full face value, plus accrued interest. In the period April 1, 2006 to September 30, 2006 the amount of unmatured Canada Savings Bonds outstanding decreased by $386 million. Canada Premium Bonds are a retail investment and savings product introduced in 1998 that replaced the Canada Registered Retirement Savings Plan Bonds (“Canada RRSP Bonds”). They offer a higher interest rate compared to Canada Savings Bonds and are redeemable once a year, on the anniversary of the issue date and during the 30 days thereafter without penalty. In the period April 1, 2006 to September 30, 2006 the amount of unmatured Canada Premium Bonds outstanding decreased by $51 million. Canada Investment Bonds, piloted through investment dealers from November 1, 2003 to April 1, 2004, were discontinued. They offer a fixed rate of interest for the full term to maturity. The Canada Investment Bonds carry a higher rate of interest than the Canada Savings Bonds or the Canada Premium Bonds over the equivalent priced period. They are non-cashable prior to maturity but are transferable to other eligible registration types. In the period April 1, 2006 to September 30, 2006, the amount of unmatured Canada Investment Bonds outstanding was unchanged. Obligations issued to Canada Pension Plan Investment Fund are non-marketable. Obligations issued to Trustees in respect of Health Care Initiatives are non-marketable.

Total foreign currency unmatured market debt was $10,233 million on September 30, 2006, a decrease of $4,085 million from March 31, 2006. Most of this decrease was the result of a decrease in Canada Bills (-$2,765 million) and the maturity of a global bond issue (-$1, 295 million). Canada Bills are short-term U.S. dollar-denominated unsecured obligations issued in the U.S. money market with a term to maturity of not more than 270 days. Canada Notes are usually U.S. dollar-denominated interest-bearing marketable notes that mature not less than nine months from their date of issue. The Euro Medium-Term Notes are medium-term notes issued outside the United States and Canada. Notes issued under this program can be denominated in a range of currencies and structured to meet investor demand. The other marketable bonds are comprised of three global bond issues and four Petro Canada bond issues assumed by the Government of Canada on February 5, 2001, on the dissolution of Petro Canada Limited in U.S. dollars and other foreign currencies.

In 1996, Canada implemented an Exchange Fund Account foreign currency swap program. Under these foreign exchange swaps, Canadian dollar liabilities are swapped into liabilities in foreign currencies, allowing Canada to raise foreign exchange reserves cost effectively. As of September 30, 2006, $17,509 million of Canadian dollars have been swapped for U.S.$12,950 million (including $872 million of Canadian dollars which have been swapped for U.S.$750 million through foreign exchange swaps which mature in less than one year), $13,274 million of Canadian dollars have been swapped for Euro 9,495 million and $111 million Canadian dollars have been swapped for ¥8 billion.

The average rates of interest paid on the unmatured debt outstanding by instrument are set out below.

AVERAGE RATES OF INTEREST

	At March 31,

	2006	2005	2004	2003	2002

Marketable bonds (1)	5.26%	5.62%	5.96%	6.26%	6.61%
Treasury bills	3.52	2.62	2.52	3.04	2.64
Canada Savings Bonds	3.84	2.85	3.37	3.43	3.23
Non-marketable bonds and notes (2)	10.02	9.99	9.96	10.14	10.16
Canada Bills	4.63	2.63	0.92	1.12	1.75
Foreign currency notes	3.85	3.14	2.37	2.36	2.46
Total Unmatured Debt	4.73	4.61	4.90	5.32	5.56

Source: Public Accounts of Canada 2006.

(1) Excludes Canada Notes and Euro Medium-Term Notes, but includes other foreign currency marketable bonds.

(2) Includes the bonds for the Canada Pension Plan and Obligations issued to Trustees in respect of Health Care Initiatives.

The following table shows the scheduled repayments in respect of principal and interest on the marketable bonds and notes outstanding at September 30, 2006.

SCHEDULE OF MARKETABLE BOND AND NOTE REPAYMENTS

(in millions)

	Total Principal and
	Interest(1)

	Canadian	Foreign
For years ended	Currency	Currency
December 31,	Debt(2)	Debt (3)(4)

2006	$15,375	$87
2007	41,928	786
2008	40,855	6,103
2009	27,180	1,959
2010-	27,058	—
2011-2015	96,514	—
2016-2020	33,873	—
2021-2025	39,784	—
2026-2030	38,575	—
2031-2035	24,112	—
2036-2040	13,601	—

Source: Bank of Canada.

(1) Excludes the effect of interest rate swaps and cross currency swaps.
(2) Only includes domestic marketable bonds, excluding inflation compensation component on Real Return Bonds.
(3) Converted at U.S. $1.00 = $1.1177, Euro 1.00 = $1.4174, Japanese Yen 1.00 = $0.009462 and New Zealand $1.00 = $0.7297, the closing rates on September 30, 2006.
(4) Excludes principal and interest payments on U.S. $210,719,000 of Petro Canada bond issues assumed by the Government of Canada on February 5, 2001, on the dissolution of Petro Canada Limited.

Crown Corporations

Except for enterprise Crown corporations and other government business enterprises, which are reported under the modified equity basis of accounting, all Government organizations are consolidated in the financial statements. Only certain financial transactions between the Government and enterprise Crown corporations are recorded. All assets and liabilities of agent Crown corporations are, however, assets and liabilities of the Government.

The payment of all money borrowed by agent Crown corporations is a charge on and payable out of the Consolidated Revenue Fund. Such borrowings constitute unconditional obligations of the Government and are recorded as such in the accounts of Canada, net of borrowings expected to be repaid directly by these corporations. Borrowings expected to be repaid by enterprise Crown corporations and other government business enterprises amounted to $123,398 million as at March 31, 2006. The following table summarizes the unaudited financial information of consolidated Crown corporations, other entities and enterprise Crown corporations as at March 31, 2006.

FINANCIAL INFORMATION REGARDING CROWN CORPORATIONS AND OTHER ENTITIES

(in millions)

		Other
	Consolidated	Entities	Enterprise	Total

Assets
Total assets	$6,269	$4,685	$208,179	$219,133

Liabilities
Liabilities to other than Government
Borrowings	—	—	123,832	123,832
Other	4,971	6	59,847	64,824

	4,971	6	183,679	188,656

Net assets	$1,298	4,679	$24,500	$30,477

Financial interest of the Government
Obligations to the Government	$210	—	$7,360	$7,570
Net equity of the Government	1,088	4,679	17,140	22,907

Total financial interest	$1,298	4,679	$24,500	$30,477

Contingent liabilities	$330	—	$2,521	$2,851

Source: Public Accounts of Canada 2006.

Contingent Liabilities (with Respect to Guarantees by the Government)

The contingent liabilities of the Government, with respect to guarantees by the Government as at March 31, 2006 are summarized as follows.

CONTINGENT LIABILITIES (WITH RESPECT TO NET EXPOSURE UNDER GUARANTEES)

(in millions)

Guarantees by the Government
Borrowings by enterprise Crown corporations which are agents of Her Majesty	$119,697
Borrowings by other than enterprise Crown corporations
From agents	595
From other than agents	2,759
Other explicit loan guarantees	13
Insurance programs of the Government	1,873
Other explicit guarantees	5,243

Total gross guarantees	130,180
Less: allowance for losses	-1,031

Net exposure under guarantees	$129,149

Source: Public Accounts of Canada 2006.

Insurance Programs

Certain agent enterprise Crown corporations operate insurance programs. In the event that such corporations have insufficient funds to meet their obligations, the Government would provide the required financing through appropriations, either budgetary or non-budgetary.

The following table summarizes the unaudited information regarding such insurance programs as at March 31, 2006.

AGENT ENTERPRISE CROWN CORPORATIONS INSURANCE PROGRAMS

			5 year	Closing
			average	balance
	Insurance	Net	of net	of
	in force	claims (1)	claims	fund

	(in millions)
Canada Deposit Insurance Corporation	$437,251	$16	$—	$843
Canada Mortgage and Housing Corporation
Mortgage Insurance Fund	278,937	148	243	4,290
Mortgage-Backed Securities Guarantee Fund	109,829	—	—	210
Export Development Canada
Export insurance contracts entered into on its own behalf	13,365	12	57	—

Source: Public Accounts of Canada 2006.

(1) Refers to the difference between claims and amounts received from sales of related assets and other recoveries.

DEBT RECORD

Canada has always paid the full face amount of the principal and interest on every direct obligation issued by it and every indirect obligation on which it has been required to implement its guarantee, promptly when due. During war, where such payment would have violated laws or regulations forbidding trading with the enemy, payment was made to a custodian of enemy property.

MONETARY AND BANKING SYSTEM

Bank of Canada

The Bank of Canada (the “Bank”) was incorporated in 1934 under the Bank of Canada Act (in this sec-tion referred to as the “Act”) as Canada’s central bank. All of the capital stock of the Bank is owned by the Government. The Act gives the Bank the responsibility for the conduct of monetary policy and confers specific powers for discharging that responsibility.

The Bank has the sole right to issue notes for circulation in Canada. The Bank acts as the fiscal agent of the Government of Canada and in this role the Bank participates in the management of the public debt. Specifically, the Bank is responsible for handling the Government’s new market debt borrowings, administering its outstanding market debt, and making payments for interest and market debt redemption on its behalf.

The Bank may buy or sell various types of securities, including securities issued or guaranteed by Canada or any province, short-term securities issued by the United Kingdom, and treasury bills or other obligations of the United States. The Bank may buy and sell foreign currencies, SDRs issued by the IMF, coin, and gold and silver bullion. The Bank may open accounts with other central banks, at the Bank for International Settlements (“BIS”), and at commercial banks. The Bank may accept deposits from the Government or any of its corporations or agencies, any province, any chartered bank or any member of the Canadian Payments Association. The Bank pays interest to the Government on deposits held at the Bank and may pay interest to member institutions of the Canadian Payments Association on deposits accepted for certain specified purposes. It may also accept deposits from other central banks and official international financial organizations and may pay interest on such deposits. The Bank does not accept deposits from individuals nor does it compete with the chartered banks in the commercial banking field. The Bank is not required to maintain gold or foreign exchange reserves against its liabilities.

The Bank may, on the pledge of certain classes of securities or property, make loans or advances for periods not exceeding six months to chartered banks, and to any other members of the Canadian Payments Association. The Bank Rate is the minimum rate at which the Bank is prepared to make loans or advances. Although the Bank has the power to make loans or advances under certain conditions and for limited periods to the Government or any province, such loans are extremely rare and no such loans have been made in over 35 years.

The framework for the implementation of monetary policy by the Bank was changed considerably on two occasions during the 1990s, first as a result of the phased elimination of reserve requirements between June 1992 and July 1994, and second, with the introduction of a real-time large-value settlement system (the “Large Value Transfer System” or “LVTS”) in February 1999.

The central mechanisms through which the Bank currently implements monetary policy are the LVTS and a 50-basis-point operating band for the overnight interest rate adopted by the Bank in mid 1994. Currently, the Bank targets the level of excess settlement balances in the LVTS at a minimum of $50 million (on a temporary basis, since March 2006, the Bank has targeted the level of settlement balance in LVTS at zero). Any participant in the LVTS with a deficit funds position should therefore be aware that there will be one or more participants with offsetting surplus positions that are potential counterparties for transactions at market rates. The Bank encourages these transactions by paying an interest rate on positive balances held overnight by LVTS participants at the lower limit of its operating band and charging an interest rate on overdraft loans to LVTS participants at the upper limit of the band (which is also the Bank Rate). Thus the overnight rate should stay within the operating band since participants are aware that they can earn at least the lower limit of the band on positive balances and need not pay more than the upper limit to cover shortfalls. Moreover, the Bank is prepared to enter into overnight buyback transactions to reinforce its target rate at the midpoint of the operating band. Through its influence on the interest rate for overnight funds, the Bank is able to influence other short-term interest rates, the exchange rate, aggregate demand and, ultimately, inflation.

The Bank controls the level of LVTS settlement balances available to the financial system by adjusting the level of Government deposits held at financial institutions through twice-daily auctions of Government cash balances.

The Act provides for regular consultation between the Governor of the Bank and the Minister of Finance as well as for a formal procedure whereby, in the event of a disagreement between the Government and the Bank which cannot be resolved, the Government may issue a directive to the Bank as to the monetary policy that it is to follow. The directive must be in writing, in specific terms, applicable for a specified period and published forthwith. This provision in the Act makes it clear that the Government must take the ultimate responsibility for monetary policy, but the Bank is in no way relieved of its responsibility for monetary policy and its execution so long as a directive is not in effect. No directive has ever been issued.

The Payment Clearing and Settlement Act, 1996 gives the Bank formal responsibility for the regulatory oversight of major clearing and settlement systems. Specifically, the Bank will review all eligible systems and identify their potential to cause systemic risk. Systems with this potential are subject to designation under the Payment Clearing and Settlement Act, 1996. Designated systems will have to satisfy the Bank that they have appropriate risk-control mechanisms in place. The Bank may carry out examinations and, in situations where it is judged that systemic risk is being inadequately controlled, the Governor of the Bank may issue directives to a designated system.

The Payment Clearing and Settlement Act, 1996 also gives the Bank new powers to provide certain services. In particular, the Bank can provide a guarantee of settlement to the participants of designated systems.

Other Government Financial Institutions

Export Development Canada (“EDC”) was established on October 1, 1969 for the purpose of facilitating and developing trade between Canada and other countries. EDC is the successor to the Export Credits Insurance Corporation which commenced operations in 1944. Activities were originally limited to insuring Canadian exporters against nonpayments of credits extended to foreign buyers. To further enhance Canada’s growing export trade, EDC has introduced an export loans program, a foreign investment guarantees program and a surety risk protection insurance program. The Federal Business Development Bank was established in 1975 as the successor to the Industrial Development Bank which was established in 1944 as a subsidiary of the Bank of Canada. In 1995, the Federal Business Development Bank was continued as the Business Development Bank of Canada (“BDC”). The purpose of the BDC is to provide financial and management services to small and medium-sized businesses in Canada. The Canada Deposit Insurance Corporation, established in 1967, insures deposits payable in Canada and in Canadian currency at banks and other financial institutions up to $100,000 per depositor. Farm Credit Canada, established in 1959, provides financial and management services to farms and agrifood businesses. The Canada Mortgage and Housing Corporation (formerly the Central Mortgage and Housing Corporation) was incorporated in 1945 to insure mortgage loans made by approved lenders and to make direct mortgage loans.

Chartered Banks

Canada’s banks are all federally incorporated and are regulated under the Bank Act. The Bank Act sets out the rules for the structure and operation of these institutions. It is the current practice in Canada to revise the Bank Act after intervals of approximately five years with the most recent revision taking place in 2001 (see Financial Sector Restructuring below). The next revision is expected in April 2007. The Office of the Superintendent of Financial Institutions is the federal agency responsible for supervising banks.

Under the Bank Act, foreign banks are permitted to incorporate subsidiaries by letters patent. In June 1999, legislation was passed to allow foreign banks to establish specialized, commercially focused branches in Canada. Foreign banks can operate full service branches and lending branches. As at

November 30, 2006, the banking system consisted of 21 domestic banks, 25 foreign bank subsidiaries, 19 full-service foreign bank branches and 5 foreign bank lending branches.

Financial Sector Restructuring

On June 14, 2001, Royal Assent was given to Bill C-8, An Act to establish the Financial Consumer Agency of Canada and to amend certain Acts in relation to financial institutions. Bill C-8, which amended various federal financial sector statutes, reformed Canada’s financial services sector, which includes domestic and foreign banks, trust companies, insurance companies, credit unions and other financial institutions.

Some of the key elements contained in Bill C-8, as well as the measures implemented by non-legislative means such as guidelines and statements of government policy that compliment the legislation, include: a new definition of widely held ownership for federal financial institutions that allows for strategic alliances and joint ventures with significant share exchanges; a new holding company regime which offers financial institutions the potential for greater structural flexibility; a bank merger review process with a formal mechanism for public input; broader access to the payments system to accommodate the entry of life insurance companies, securities dealers and money market mutual funds that meet certain criteria, including regulatory oversight and liquidity; and the creation of the Financial Consumer Agency of Canada to enforce the consumer-related provisions of the federal financial institution statutes.

Monetary Policy and Interest Rate Developments

The ultimate objective of Canadian monetary policy is to promote good overall economic performance through price stability.

In February 1991, the Government and the Bank of Canada (the “Bank”) jointly announced a series of targets for reducing total CPI inflation to the mid-point of a range of 1% to 3% by the end of 1995. This inflation-control target range has been extended a number of times. In November 2006 the 1% to 3% target range was extended to the end of 2011. Monetary policy will continue to aim at keeping future inflation at the 2% target mid-point of this range, both to maximize the likelihood that inflation stays within the target range and to increase the predictability of inflation over the longer term.

The policy instrument the Bank uses to influence monetary conditions is the overnight rate target, which is the mid-point of the Bank’s operating band for overnight financing. The Bank constantly reassesses the level of the overnight rate target necessary to achieve the inflation-control targets.

Since the Fall of 2000, the Bank has moved to fixed announcement dates for the overnight rate target to make monetary policy more effective. Fixed dates have reduced the uncertainty in financial markets associated with not knowing exactly when changes in the overnight rate target may be announced, and contributed to the improved functioning of financial markets. Fixed dates have provided a regular opportunity to emphasize the medium-term perspective of monetary policy and increased the Bank’s transparency, accountability and dialogue with the public.

In 2004, the Canadian economy moved near its production capacity as exports grew vigorously. This near capacity production, along with rising commodity prices, prompted the Bank to raise the target for the overnight rate by a total of 50 basis points to 2.50% in two 25 basis point increments during the second half of the year.

The Bank judged that the Canadian economy was operating at its production capacity in 2005 and was evolving essentially in line with expectations. Canada’s economic growth in the second and third quarter of 2005 was somewhat stronger than the Bank had expected and as a result the Bank raised its key policy interest rate by 25 basis points at each of its last 3 Fixed Announcement Dates of 2005, bringing the target for the overnight rate to 3.25%.

During the first half of 2006 the strong momentum in the global and Canadian economies continued, although the strength of the Canadian dollar started to act as a drag on net exports. The Bank raised the target for the overnight rate by 25 basis points at each of the first four Fixed Announcement Dates of 2006, raising the Bank’s key policy rate to 4.25% on May 24, 2006.

Starting with its July 11 Fixed Announcement Date, the Bank decided to maintain the target for the overnight rate at 4.25%, citing a weaker outlook for net exports and anticipated moderation in U.S. growth, combined with past interest rate and exchange rate increases. The target for the overnight rate currently remains at 4.25%.

Membership in International Economic Organizations

As of December 31, 2005, Canada’s paid-up quota in the IMF is SDR 6,369.2 million. On December 31, 2005 one SDR equalled Cdn $1.66.

Canada also participates in the General Arrangements to Borrow (the “GAB”) and the New Arrangements to Borrow (the “NAB”) which provide special financial resources to the IMF. Canada’s total commitment under the GAB and the NAB amount to SDR 1,396.0 million. As of December 31, 2005 there were no loans outstanding to the IMF under the GAB and the NAB.

Canada is also a member of the Organization for Economic Cooperation and Development, a party to the World Trade Organization and a shareholder (through the Bank of Canada) of the BIS. Canada’s participation in other international development institutions is summarized in the table below.

PARTICIPATION IN OTHER INTERNATIONAL DEVELOPMENT INSTITUTIONS

	At December 31, 2005

	Subscription

	Total	Paid-in(1)

	(in millions of
	U.S. dollars)
International Bank for Reconstruction and Development	$5,403.8	$334.9
International Development Association (“IDA”)	—	—
International Finance Corporation	81.3	81.3
Multilateral Investment Guarantee Agency	56.5	10.7
Asian Development Bank	2,200.0	154.7
Inter-American Development Bank	4,039.9	173.7
Caribbean Development Bank	62.7	13.7
African Development Bank	1,118.5	96.5
European Bank for Reconstruction and Development	828.6	216.2

Source: Department of Finance; Annual Reports of Regional Development Banks, Canadian International Development Agency.
(1) Balance of subscription payable only in the unlikely event that there is a call on the institution’s capital.

TABLES AND SUPPLEMENTARY INFORMATION

The tables and supplementary information under the headings Unmatured Market Debt, Other Obligations (with Respect to Money Borrowed) and Supplementary Information have been provided by the Department of Finance and the Bank of Canada.

Unmatured Market Debt

All debt obligations listed below are direct obligations of the Government of Canada and constitute a charge on the Consolidated Revenue Fund of Canada.

(A) PAYABLE IN CANADA IN CANADIAN DOLLARS

MARKETABLE BONDS(1)

				Outstanding at
Maturity date	Coupon %	Issue date(s)	Series	September 30, 2006

Maturing in 2006-07
Oct. 1	14	June 1/84 and July 11/84 and Aug. 1/84	H26	$768,307,000
Dec. 1	3 1/4	May 28/04 and Aug. 9/04 and Sept. 17/04	XV16	3,246,798,000
Dec. 1	7	Feb. 15/96 and Mar. 29/96 and May 15/96 and Aug. 15/96	VU50	5,679,363,000
2007 — Mar. 1	13 3/4	June 19/84	H30	192,738,000

				9,887,206,000

Maturing in 2007-08
2007 — June 1	3	Dec. 10/04 and Feb. 11/05 and Mar. 18/05	XZ20	5,052,300,000
2007 — June 1	7 1/4	Oct. 1/96 and Nov. 15/96 and Feb. 17/97 and May 15/97	WB60	6,729,817,000
Sep. 1	4 1/2	Nov. 19/01 and Feb. 18/02 and May 21/02 and July 22/02 and Aug. 19/02	XJ87	9,725,000,000
Oct. 1	13	Aug. 22/84 and Sept. 12/84	H36	417,580,000
Dec. 1	2 3/4	June 10/05 and July 29/05 and Sept. 16/05	YA69	7,007,164,000
2008 — Mar. 1	12 3/4	Oct. 1/84 and Oct. 24/84	H41	578,665,000

				29,510,526,000

Maturing in 2008-09
2008 — June 1	3 3/4	Dec. 16/05 and Mar. 17/06	YD09	3,000,000,000
June 1	6	Aug. 15/97 and Nov. 17/97 and Feb. 16/98 and May 15/98	WH31	5,010,390,000
June 1	10	Dec. 15/85 and Sept. 1/87 and Feb. 1/88 and Apr. 14/88 and June 1/88 and July 21/88 and Oct. 15/88 and Dec. 15/88 and Feb. 23/89 and June 1/89	H74	3,036,529,000
Sept. 1	4 1/4	Nov. 18/02 and Dec. 23/02 and Feb. 24/03 and Mar. 31/03 and Apr. 29/03 and June 2/03 and July 21/03 and Sept. 2/03 and Oct. 14/03	XN99	10,143,149,000
Oct. 1	11 3/4	Feb. 1/85 and May 1/85	H52	395,547,000
Dec. 1	4 1/4	June 16/06 and July 10/06 and Sept. 1/06	YE81	7,300,000,000
2009 — Mar. 1	11 1/2	May 22/85	H58	139,655,000

				29,025,270,000

Maturing in 2009-10
2009 — June 1	5 1/2	Aug. 17/98 and Nov. 16/98 and Feb. 15/99 and May 17/99	WR13	6,175,192,000
June 1	11	Oct. 1/85 and Oct. 23/85 and Oct. 15/87	H68	637,846,000
Sept. 1	4 1/4	Dec. 1/03 and Jan. 26/04 and Feb. 23/04 and Apr. 13/04 and May 17/04 and July 26/04 and Aug. 30/04 and Oct. 12/04	XT69	10,000,000,000
Oct. 1	10 3/4	June 12/85 and July 1/85 and Sept. 1/85 and Sept. 1/88	H63	232,827,000
2010 — Mar. 1	9 3/4	Mar. 15/86	H79	83,434,000

				17,129,299,000

Maturing in 2010-11
2010 — June 1	5 1/2	Aug. 3/99 and Nov. 1/99 and Feb. 1/00 and Mar. 20/00	WX80	6,114,334,000
June 1	9 1/2	Apr. 10/86 and July 1/87 and July 1/89 and Aug. 10/89 and Oct. 1/89 and Dec. 15/89 and Feb. 1/90	H81	2,227,899,000
Sept. 1	4	Nov. 22/04 and Jan. 24/05 and Feb. 21/05 and Apr. 26/05 and May 24/05 and July 18/05 and Aug. 29/05 and Oct. 11/05	XY54	9,459,034,000
Oct. 1	8 3/4	Apr. 28/86	H85	120,293,000
2011 — Mar. 1	9	July 3/86 and Sept. 2/86 and Oct. 23/86 and Dec. 15/86 and May 1/87 and Mar. 15/88	H87	583,241,000

				18,504,801,000

Unmatured Market Debt (Continued)

				Outstanding at
Maturity date	Coupon %	Issue date(s)	Series	September 30, 2006

Maturing in 2011-12
2011 — June 1	6	May 1/00 and Aug. 1/00 and Oct. 30/00 and Jan. 29/01 and May 7/01 and July 30/01	XB51	$11,269,968,000
June 1	8 1/2	Feb. 19/87 and Mar. 15/87	H98	616,151,000
Sept 1	3 3/4	Nov. 21/05 and Jan. 23/06 and Feb. 20/06 and May 23/06 Jun. 27/06 and Jul. 31/06 and Aug. 21/06	YC26	9,327,862,000

				21,213,981,000

Maturing in 2012-13
2012 — June 1	5 1/4	Oct 29/01 and Feb. 11/02 and April 22/02 and June 25/02 and Aug. 6/02 and Sept. 30/02 and Oct. 15/02	XH22	10,356,853,000

Maturing in 2013-14
2013 — June 1	5 1/4	Nov. 4/02 and Dec. 16/02 and Feb. 10/03 and Mar. 24/03 and May 12/03 and June 25/03 and Aug. 11/03 and Sept. 30/03	XM17	9,253,594,000
2014 — Mar. 15	10 1/4	Mar. 15/89 and Mar. 30/89 and Mar. 15/90 and July 1/90 and Aug. 1/90 and Feb. 21/91	A23	798,515,000

				10,052,109,000

Maturing in 2014-15
2014 — June 1	5	Oct. 20/03 and Dec. 15/03 and Feb. 9/04 and Mar. 22/04 and May 3/04 and June 22/04 and Aug. 16/04 and Sept. 28/04	XS86	10,817,437,000

Maturing in 2015-16
2015 — June 1	4 1/2	Oct. 18/04 and Dec. 20/04 and Feb. 7/05 and Mar. 14/05 and May 9/05 and June 21/05 and Aug. 15/05 and Sept. 26/05	XX71	10,300,000,000
June 1	11 1/4	May 1/90 and May 31/90 and Oct. 1/90 and Nov. 15/90	A34	483,005,000

				10,783,005,000

Maturing in 2016-17
2016 — June 1	4	Nov. 7/05 and Dec. 12/05 and Feb. 6/06 and Mar. 13/06 and Apr. 24/06 and Jun. 12/06 and Aug. 8/06 and Sept. 19/06	YB43	10,300,000,000

Maturing in 2020-21
2021 — Mar. 15	10 1/2	Dec. 15/90 and Jan. 9/91 and Feb. 1/91	A39	760,611,000

Maturing in 2021-22
2021 — June 1	9 3/4	May 9/91 and June 1/91 and July 1/91 and Aug. 1/91 and Sept. 1/91 and Oct. 17/91	A43	514,832,000
Dec. 1	4 1/4	Dec. 10/91 and Oct. 14/92 and May 1/93 and Dec. 1/93 and Feb. 22/94 and June 21/94 and Sept. 15/94 and Dec. 15/94 and Feb. 2/95 and May 8/95 and Aug. 4/95	L25	6,830,948,250	(2)

				7,345,780,250

Maturing in 2022-23
2022 — June 1	9 1/4	Dec. 15/91 and Jan. 3/92 and May 15/92	A49	512,948,000

Maturing in 2023-24
2023 — June 1	8	Aug. 17/92 and Feb. 1/93 and Apr. 1/93 and July 26/93 and Oct. 15/93 and Feb. 1/94 and May 2/94	A55	6,664,739,000

Maturing in 2025-26
2025 — June 1	9	Aug. 2/94 and Nov. 1/94 and Feb. 1/95 and May 1/95 and Aug. 1/95 and Nov. 1/95 and Feb. 1/96	A76	6,023,194,000

Maturing in 2026-27
2026 — Dec. 1	4 1/4	Dec. 7/95 and Mar. 6/96 and June 6/96 and Sept. 6/96 and Dec. 6/96 and Mar. 12/97 and June 9/97 and Sept. 8/97 and Dec. 8/97 and Mar. 9/98 and June 8/98 and Sept. 8/98 and Dec. 7/98	VS05	6,555,255.000	(2)

Unmatured Market Debt (Continued)

				Outstanding at
Maturity date	Coupon %	Issue date(s)	Series	September 30, 2006

Maturing in 2027-28
2027 — June 1	8	May 1/96 and Aug. 1/96 and Nov. 1/96 and Feb. 3/97 and May 1/97 and Aug. 1/97 and Nov. 3/97	VW17	$8,069,975,000

Maturing in 2029-30
2029 — June 1	5 3/4	Feb. 2/98 and May 1/98 and Nov. 2/98 and May 3/99 and Oct. 15/99 and Apr. 24/00 and Oct. 16/00 and Apr. 23/01	WL43	13,573,672,000

Maturing in 2031-32
2031 — Dec. 1	4	Mar. 8/99 and June 8/99 and Sept. 7/99 and Dec. 6/99 and Mar. 6/00 and June 5/00 and Sept. 5/00 and Dec. 11/00 and Mar. 5/01 and June 11/01 and Sept. 24/01 and Dec. 10/01 and Mar. 18/02 and June 10/02 and Sept. 16/02 and Dec. 9/02 and Mar. 17/03	WV25	6,960,116,000	(2)

Maturing in 2033-34
2033 — June 1	5 3/4	Oct. 15/01 and Jan. 21/02 and Mar. 4/02 and May 6/02 and July 15/02 and Nov. 25/02 and Jan. 20/03 and Mar. 3/03 and Apr. 14/03 and July 14/03 and Aug. 25/03 and Nov. 10/03 and Jan. 19/04 and Mar. 1/04	XG49	13,410,295,000

Maturing in 2036-37
2036 — Dec. 1	3	June 9/03 and Sept. 15/03 and Dec. 8/03 and Mar. 8/04 and June 7/04 and Sept. 7/04 and Dec. 6/04 and May 7/05 and June 6/05 and Sept. 6/05 and Dec. 5/05 Mar. 06/06 and June 5/06	XQ21	5,004,372,000	(2)

Maturing in 2037-38
2037 — June 1	5	July 19/04 and Sept. 14/04 and Nov. 8/04 and Jan. 17/05 and April 11/05 and Jul. 11/05 and Oct. 18/05 Jan. 16/06 and May 1/06 and Jul. 24/06	XW98	8,149,089,000

TOTAL UNMATURED MARKETABLE BONDS PAYABLE IN CANADIAN DOLLARS				260,610,533,250

TREASURY BILLS

Maturity date(s)	Yield %	Issue dates

Various maturity dates from Oct. 2, 2006 to Sept. 6, 2007	3.327 to 4.553	Various issue dates from Oct. 6, 2005 to Sept. 27, 2006	121,000,000,000

CANADA SAVINGS BONDS(3)

		Annual
Series	Maturity date	Coupons %	Issue date

S46	2013 — Nov. 1(4)	1.50 – 7.50	1991 — Nov. 1	292,833,179
S47	2014 — Nov. 1(4)	1.50 – 7.50	1992 — Nov. 1	479,361,030
S48	2015 — Nov. 1(4)	1.50 – 7.50	1993 — Nov. 1	403,255,014
S49	2006 — Nov. 1	1.50 – 7.50	1994 — Nov. 1	940,021,297
S50	2007 — Nov. 1	1.50 – 6.75	1995 — Nov. 1	682,808,804
S51	2008 — Nov. 1	3.00 – 8.75	1996 — Nov. 1	2,240,059,483
S52	2007 — Nov. 1	1.50 – 6.50	1997 — Nov. 1	1,351,818,502
S53	2007 — Dec. 1	1.50 – 6.50	1997 — Dec. 1	5,429,556
S54	2008 — Nov. 1	1.50 – 4.85	1998 — Nov. 1	472,621,865
S55	2008 — Dec. 1	1.50 – 4.85	1998 — Dec. 1	37,969,274
S56	2009 — Jan. 1	1.35 – 4.85	1999 — Jan. 1	6,872,136
S57	2009 — Feb. 1	1.35 – 4.60	1999 — Feb. 1	4,198,359
S58	2009 — Mar. 1	1.30 – 4.75	1999 — Mar. 1	8,245,088
S59	2009 — Apr. 1	1.30 – 4.75	1999 — Apr. 1	5,695,586
S60	2009 — Nov. 1	1.50 – 4.85	1999 — Nov. 1	229,630,540
S61	2009 — Dec. 1	1.50 – 4.85	1999 — Dec. 1	26,481,975
S62	2010 — Jan. 1	1.35 – 4.85	2000 — Jan. 1	8,530,005
S63	2010 — Feb. 1	1.35 – 4.60	2000 — Feb. 1	5,654,607
S64	2010 — Mar. 1	1.30 – 4.75	2000 — Mar. 1	9,480,709

Unmatured Market Debt (Continued)

		Annual		Outstanding at
Series	Maturity date	Coupons %	Issue date	September 30, 2006

S65	2010 — Apr. 1	1.30 – 4.75	2000 — Apr. 1	$12,329,224
S66	2010 — Nov. 1	1.50 – 4.85	2000 — Nov. 1	222,851,706
S67	2010 — Dec. 1	1.50 – 4.85	2000 — Dec. 1	18,562,375
S68	2011 — Jan. 1	1.35 – 4.85	2001 — Jan. 1	8,885,396
S69	2011 — Feb. 1	1.35 – 4.40	2001 — Feb. 1	6,891,625
S70	2011 — Mar. 1	1.30 – 4.00	2001 — Mar. 1	7,125,442
S71	2011 — Apr. 1	1.30 – 4.00	2001 — Apr. 1	4,768,922
S72	2011 — Nov. 1	1.50 – 3.00	2001 — Nov. 1	308,945,956
S73	2011 — Dec. 1	1.50 – 3.00	2001 — Dec. 1	18,716,287
S74	2012 — Jan. 1	1.35 – 2.62	2002 — Jan. 1	4,540,215
S75	2012 — Feb. 1	1.35 – 2.68	2002 — Feb. 1	3,859,830
S76	2012 — Mar. 1	1.30 – 4.00	2002 — Mar. 1	11,694,949
S77	2012 — Apr. 1	1.30 – 4.00	2002 — Apr. 1	9,406,541
S78	2012 — Nov. 1	1.50 – 3.00	2002 — Nov. 1	376,645,898
S79	2012 — Dec. 1	1.50 – 3.00	2002 — Dec. 1	26,452,490
S80	2013 — Jan. 1	1.65 – 2.62	2003 — Jan. 1	8,312,557
S81	2013 — Feb. 1	1.55 – 2.68	2003 — Feb. 1	5,905,377
S82	2013 — Mar. 1	1.30 – 2.75	2003 — Mar. 1	11,621,815
S83	2013 — Apr. 1	1.25 – 2.75	2003 — Apr. 1	12,294,559
S84	2013 — Nov. 1	1.50 – 3.00	2003 — Nov. 1	329,587,115
S85	2013 — Dec. 1	1.50 – 3.00	2003 — Dec. 1	14,728,600
S86	2014 — Jan. 1	1.65 – 2.62	2004 — Jan. 1	3,931,169
S87	2014 — Feb. 1	1.55 – 2.68	2004 — Feb. 1	2,765,861
S88	2014 — Mar. 1	1.30 – 2.75	2004 — Mar. 1	7,065,189
S89	2014 — Apr. 1	1.25 – 2.75	2004 — Apr. 1	4,046,768
S90	2015 — Nov. 1	1.50 – 3.00	2004 — Nov. 1	464,149,527
S91	2014 — Dec. 1	1.50 – 3.00	2004 — Dec. 1	16,352,610
S92	2015 — Jan. 1	1.65 – 2.62	2005 — Jan. 1	6,098,047
S93	2015 — Feb. 1	1.55 – 2.68	2005 — Feb. 1	3,275,084
S94	2015 — Mar. 1	1.55 – 2.75	2005 — Mar. 1	11,217,370
S95	2015 — Apr. 1	1.65 – 2.75	2005 — Apr. 1	4,402,684
S96	2015 — Nov. 1	2.50 – 3.00	2005 — Nov. 1	913,553,232
S97	2015 — Dec. 1	2.56 – 3.00	2005 — Dec. 1	18,440,560
S98	2016 — Jan. 1	2.62	2006 — Jan. 1	4,630,200
S99	2016 — Feb. 1	2.68	2006 — Feb. 1	4,002,259
S100	2016 — Mar. 1	2.75	2006 — Mar. 1	13,668,032
S101	2016 — Apr. 1	2.75	2006 — Apr. 1	7,614,813

				10,120,307,293

CANADA PREMIUM BONDS(5)

		Annual
Series	Maturity date	Coupons %	Issue date

P1	2007 — Mar. 1 or Apr. 1	2.75 – 8.50	1997 — Mar. 1 or Apr. 1	75,003,913
P2	2008 — Mar. 1 or Apr. 1	2.00 – 4.75	1998 — Mar. 1 or Apr. 1	13,276,504
P3	2008 — Nov. 1	1.85 – 5.00	1998 — Nov. 1	894,566,727
P4	2008 — Dec. 1	1.85 – 4.50	1998 — Dec. 1	87,376,683
P5	2009 — Jan. 1	2.00 – 4.50	1999 — Jan. 1	17,407,698
P6	2009 — Feb. 1	2.00 – 4.75	1999 — Feb. 1	14,514,491
P7	2009 — Mar. 1	2.00 – 6.00	1999 — Mar. 1	56,409.815
P8	2009 — Apr. 1	2.00 – 6.00	1999 — Apr. 1	44,508,610
P9	2009 — Nov. 1	2.50 – 6.00	1999 — Nov. 1	365,073,687
P10	2009 — Dec. 1	2.50 – 6.00	1999 — Dec. 1	104,435,091
P11	2010 — Jan. 1	2.50 – 6.00	2000 — Jan. 1	32,337,660
P12	2010 — Feb. 1	2.50 – 6.00	2000 — Feb. 1	26,280,821
P13	2010 — Mar. 1	2.50 – 6.25	2000 — Mar. 1	58,890,747
P14	2010 — Apr. 1	2.50 – 6.25	2000 — Apr. 1	76,964,163
P15	2010 — Nov. 1	2.45 – 5.90	2000 — Nov. 1	491,815,486
P16	2010 — Dec. 1	2.35 – 5.90	2000 — Dec. 1	95,744,002
P17	2011 — Jan. 1	2.35 – 5.90	2001 — Jan. 1	108,768,625
P18	2011 — Feb. 1	2.25 – 5.75	2001 — Feb. 1	219,431,100
P19	2011 — Mar. 1	2.25 – 4.55	2001 — Mar. 1	26,169,665
P20	2011 — Apr. 1	2.00 – 4.55	2001 — Apr. 1	28,122,507
P21	2011 — Nov. 1	1.85 – 4.00	2001 — Nov. 1	503,619,752
P22	2011 — Dec. 1	1.85 – 4.00	2001 — Dec. 1	66,503,436
P23	2012 — Jan. 1	2.00 – 3.50	2002 — Jan. 1	17,367,371
P24	2012 — Feb. 1	2.00 – 3.50	2002 — Feb. 1	16,070,923

Unmatured Market Debt (Continued)

		Annual		Outstanding at
Series	Maturity date	Coupons %	Issue date	September 30, 2006

P25	2012 — Mar. 1	2.00 – 6.00	2002 — Mar. 1	$93,595,193
P26	2012 — Apr. 1	2.00 – 6.00	2002 — Apr. 1	42,906,138
P27	2012 — Nov. 1	2.50 – 6.00	2002 — Nov. 1	1,088,000,502
P28	2012 — Dec. 1	2.50 – 6.00	2002 — Dec. 1	212,431,034
P29	2013 — Jan. 1	2.50 – 6.00	2003 — Jan. 1	83,136,464
P30	2013 — Feb. 1	2.50 – 6.00	2003 — Feb. 1	13,857,826
P33	2013 — Feb. 1	2.50 – 5.00	2003 — Feb. 1	58,402,937
P31	2013 — Mar. 1	2.50 – 5.00	2003 — Mar. 1	49,411,017
P32	2013 — Apr. 1	2.50 – 5.00	2003 — Apr. 1	29,148,511
P34	2013 — Nov. 1	2.45 – 5.00	2003 — Nov. 1	779,635,387
P35	2013 — Dec. 1	2.35 – 5.50	2003 — Dec. 1	165,637,970
P36	2014 — Jan. 1	2.35 – 5.50	2004 — Jan. 1	55,418,627
P37	2014 — Feb. 1	2.25 – 5.00	2004 — Feb. 1	39,695,802
P38	2014 — Mar. 1	2.25 – 4.00	2004 — Mar. 1	55,110,436
P39	2014 — Apr. 1	2.00 – 4.00	2004 — Apr. 1	29,835,027
P40	2014 — Nov. 1	1.85 – 3.40	2004 — Nov. 1	201,112,762
P41	2014 — Dec. 1	1.85 – 3.40	2004 — Dec. 1	47,734,011
P42	2015 — Jan. 1	2.00 – 3.20	2005 — Jan. 1	16,925,560
P43	2015 — Feb. 1	2.00 – 2.60	2005 — Feb. 1	8,977,755
P44	2015 — Mar. 1	2.00 – 2.60	2005 — Mar. 1	10,868,631
P45	2015 — Apr. 1	2.00 – 2.60	2005 — Apr. 1	9,423,540
P46	2015 — Nov. 1	2.25 – 2.75	2005 — Nov. 1	134,877,975
P47	2015 — Dec. 1	2.50 – 3.55	2005 — Dec. 1	48,585,685
P48	2016 — Jan. 1	2.50 – 4.00	2006 — Jan. 1	14,715,214
P49	2016 — Feb. 1	2.50 – 4.00	2006 — Feb. 1	15,240,304
P50	2016 — Mar. 1	3.00 – 4.00	2006 — Mar. 1	14,472,610
P51	2016 — Apr. 1	3.00 – 4.00	2006 — Apr. 1	17,281,500

				6,777,097,899

CANADA INVESTMENT BONDS(6)

		Annual
Series	Maturity date	Coupon %	Issue date

I01	2006 — Nov. 1	3.00	2003 — Nov. 1	2,952,500
I02	2006 — Dec. 1	3.10	2003 — Dec. 1	1,276,800
I03	2007 — Jan. 1	3.20	2004 — Jan. 1	311,200
I04	2007 — Feb. 1	3.00	2004 — Feb. 1	1,593,700
I05	2007 — Mar. 1	2.75	2004 — Mar. 1	329,600
I06	2007 — Apr. 1	2.55	2004 — Apr. 1	1,166,700

				7,630,500

OBLIGATIONS ISSUED TO CANADA PENSION PLAN INVESTMENT FUND(7)

Maturity date(s)	Coupon(s) %	Issue date(s)

Various maturity dates from Oct. 1, 2006 to July 2, 2012	7.92 to 11.33	Various issue dates from Oct. 1, 1986 to Jul. 2, 1992 (long term)	1,968,492,000

OBLIGATIONS ISSUED TO TRUSTEES IN RESPECT OF HEALTH CARE INITIATIVES

Maturity date	Coupon %	Issue date

Mar. 31, 2007	based on 3 month treasury bill rates	May 18, 2004	4,183,788

TOTAL UNMATURED MARKET DEBT PAYABLE IN CANADIAN DOLLARS			400,488,244,730

Unmatured Market Debt (Continued)

(B) PAYABLE IN FOREIGN CURRENCY (1)(8)

CANADA BILLS

				Outstanding at
Maturity date(s)	Yield(s) %	Original issue amount	Issue date(s)	September 30, 2006

Various maturity dates	4.86 to	U.S. $1,761,683,000	Various issue dates
from Oct. 2, 2006	5.24		from Apr. 20, 2006
to Mar. 29, 2007			to Sept. 29, 2006	$1,969,033,089

CANADA NOTES

Maturity date	Coupon %	Original issue amount	Issue date

2009 — Mar. 23	1.90	JPY 50,000,000,000	Mar. 23, 1999	473,100,529

EURO MEDIUM TERM NOTES

Maturity date	Coupon %	Original issue amount		Issue date

2007 — Nov. 19	4	U.S. $ 30,000,000		Nov. 19, 1997	33,531,000
2008 — Jan. 31	3.30 (10)	JPY 5,000,000,000	(9)	July 30, 1997	47,310,053
2009 — Apr. 28	4 1/2	EUR 609,796,069	(11)	Nov. 12, 1998	864,324,948
2009 — Apr. 28	4 1/2	EUR 390,203,931	(12)	Mar. 30, 1999	553,075,052

Total					1,498,241,053

OTHER MARKETABLE BONDS PAYABLE IN FOREIGN CURRENCIES

		Original amount at		Issue or
Maturity date	Coupon %	issue or assumption		assumption date

2007 — Oct. 3	6 5/8	N.Z. $ 500,000,000	(9)	Oct. 3, 1997	364,850,000
2008 — July 7	4 7/8	EUR 2,045,167,525	(13)	July 7, 1998	2,898,820,450
2008 — Nov. 5	5 1/4	U.S. $2,500,000,000		Nov. 5, 1998	2,794,250,000
2010 — Jan. 15	8.60	U.S. $ 157,895,000	(14)	Feb. 5, 2001	176,479,242
2016 — Dec. 15	8 1/4	U.S. $ 38,244,000	(14) (15)	Feb. 5, 2001	37,156,819
2018 — June 30	9.70	U.S. $ 16,080,000	(14)	Feb. 5, 2001	17,972,616
2019 — June 1	8.80	U.S. $ 3,500,000	(14)	Feb. 5, 2001	3,911,950

Total					6,293,441,077

BANK LOANS PAYABLE IN U.S. DOLLARS					—	(16)

TOTAL UNMATURED MARKET DEBT PAYABLE IN FOREIGN CURRENCY					10,233,815,748

TOTAL UNMATURED MARKET DEBT					$410,722,060,478

Unmatured Market Debt (Continued)

(C) CROSS CURRENCY SWAPS

For the cross currency swaps listed below, the Government’s Canadian dollar liability has been swapped into a U.S. dollar liability.

	Canadian dollar liability		U.S. dollar liability

Maturity date	Coupon %	Notional amount	Basis	Notional amount

2006 — Oct. 1	4.8488	$76,525,000	3 month LIBOR	U.S.$ 50,000,000
Oct. 1	4.8801	75,460,000	3 month LIBOR	50,000,000
Oct. 30	3 month BA	384,375,000	3 month LIBOR	250,000,000
Nov. 23	3 month BA	232,350,000	3 month LIBOR	150,000,000
Dec. 1	6.0750	74,125,000	3 month LIBOR	54,950,000
2007 — June 1	3.7471	101,887,500	3 month LIBOR	75,000,000
June 1	3.7970	103,177,500	Fixed	75,000,000
June 1	5.5270	354,375,000	3 month LIBOR	250,000,000
June 1	5.5694	355,875,000	3 month LIBOR	250,000,000
June 1	5.7790	357,000,000	3 month LIBOR	250,000,000
2008 — Mar. 1	3.5944	68,100,000	3 month LIBOR	50,000,000
Mar. 1	4.0957	68,875,000	3 month LIBOR	50,000,000
Mar. 1	4.5130	79,175,000	Fixed	50,000,000
Mar. 1	5.1792	142,100,000	3 month LIBOR	100,000,000
Mar. 1	5.1950	71,065,000	Fixed	50,000,000
Mar. 1	5.3090	106,425,000	3 month LIBOR	75,000,000
Mar. 1	5.41945	76,125,000	3 month LIBOR	50,000,000
Mar. 1	5.5119	282,860,000	Fixed	200,000,000
June 1	5.3050	146,900,000	3 month LIBOR	100,000,000
June 1	5.3109	145,500,000	3 month LIBOR	100,000,000
June 1	5.3180	145,250,000	3 month LIBOR	100,000,000
June 1	5.3420	74,900,000	3 month LIBOR	50,000,000
June 1	5.3460	149,430,000	3 month LIBOR	100,000,000
June 1	5.3468	74,345,000	3 month LIBOR	50,000,000
June 1	5.42238	75,110,000	3 month LIBOR	50,000,000
June 1	5.5570	355,475,000	3 month LIBOR	250,000,000
Sept. 30	3 month BA	75,565,000	3 month LIBOR	50,000,000
Oct. 1	5.1680	77,400,000	3 month LIBOR	50,000,000
Oct. 1	5.2440	105,189,000	3 month LIBOR	70,000,000
Oct. 1	5.3505	106,015,000	3 month LIBOR	70,000,000
2009 — Mar. 1	4.7840	107,380,000	3 month LIBOR	70,000,000
Mar. 1	4.8300	100,197,500	3 month LIBOR	65,000,000
Mar. 1	4.8780	114,360,000	3 month LIBOR	75,000,000
Mar. 1	4.9630	76,570,000	3 month LIBOR	50,000,000
Mar. 1	5.0034	75,725,000	3 month LIBOR	50,000,000
Mar. 1	5.1167	75,000,000	3 month LIBOR	50,000,000
Mar. 1	5.1462	149,300,000	3 month LIBOR	100,000,000
Mar. 1	5.3230	114,150,000	3 month LIBOR	75,000,000
June 1	4.8260	108,010,000	3 month LIBOR	70,000,000
June 1	4.8867	74,685,000	3 month LIBOR	50,000,000
June 1	4.9380	150,130,000	3 month LIBOR	100,000,000
June 1	5.0040	103,656,000	3 month LIBOR	70,000,000
June 1	5.0270	148,180,000	3 month LIBOR	100,000,000
June 1	5.0275	76,175,000	3 month LIBOR	50,000,000
June 1	5.0390	96,720,000	3 month LIBOR	65,000,000
Oct. 1	5.3750	116,572,500	Fixed	75,000,000
Oct. 1	5.6700	115,000,000	3 month LIBOR	80,685,000
Oct. 1	5.6800	118,300,000	3 month LIBOR	80,662,500
Oct. 1	6.0838	113,190,000	3 month LIBOR	82,935,000
Oct. 1	6.1410	103,774,000	3 month LIBOR	70,421,000
2010 — June 1	3.9350	65,775,000	3 month LIBOR	50,000,000
Oct. 1	4.4950	79,230,000	Fixed	50,000,000
2011 — Mar. 1	4.6400	78,670,000	Fixed	50,000,000
Mar. 1	5.0090	78,375,000	Fixed	50,000,000
Mar. 1	5.4000	115,072,500	Fixed	75,000,000
Mar. 1	5.4300	114,750,000	Fixed	75,000,000
Mar. 1	5.5860	116,632,500	Fixed	75,000,000
June 1	4.44453	99,750,000	Fixed	75,000,000
June 1	4.4527	99,375,000	Fixed	75,000,000
June 1	4.4659	68,450,000	3 month LIBOR	50,000,000
June 1	4.5279	68,940,000	Fixed	50,000,000
June 1	4.6112	101,400,000	Fixed	75,000,000
June 1	4.6430	78,670,000	Fixed	50,000,000
June 1	4.6600	79,010,000	Fixed	50,000,000
June 1	4.6980	78,950,000	Fixed	50,000,000
June 1	4.8045	79,440,000	Fixed	50,000,000
June 1	4.9430	77,875,000	Fixed	50,000,000
June 1	5.0339	77,815,000	Fixed	50,000,000
June 1	5.0670	78,775,000	Fixed	50,000,000
June 1	5.4000	114,990,000	Fixed	75,000,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		U.S. dollar liability

Maturity date	Coupon %	Notional amount	Basis	Notional amount

2012 — June 1	3.9148	$93,675,000	Fixed	U.S.$ 75,000,000
June 1	3.93343	93,375,000	Fixed	75,000,000
June 1	3.94551	92,287,500	Fixed	75,000,000
June 1	3.95915	61,200,000	Fixed	50,000,000
June 1	3.9840	93,225,000	3 month LIBOR	75,000,000
June 1	4.0190	90,225,000	3 month LIBOR	75,000,000
June 1	4.3370	133,900,000	3 month LIBOR	100,000,000
June 1	4.3697	96,525,000	Fixed	75,000,000
June 1	4.59355	99,600,000	Fixed	75,000,000
June 1	4.6314	68,625,000	Fixed	50,000,000
June 1	4.6402	102,787,500	3 month LIBOR	75,000,000
June 1	4.6770	68,300,000	Fixed	50,000,000
June 1	4.8198	100,897,500	3 month LIBOR	75,000,000
June 1	4.9090	78,445,000	Fixed	50,000,000
June 1	4.9872	79,500,000	Fixed	50,000,000
June 1	5.0863	78,745,000	Fixed	50,000,000
June 1	5.1110	78,540,000	Fixed	50,000,000
June 1	5.4980	76,650,000	Fixed	50,000,000
2013 — June 1	3.7493	120,600,000	3 month LIBOR	100,000,000
June 1	4.07245	123,100,000	3 month LIBOR	100,000,000
June 1	4.11355	91,687,500	Fixed	75,000,000
June 1	4.11843	90,975,000	Fixed	75,000,000
June 1	4.14637	122,700,000	Fixed	100,000,000
June 1	4.1494	62,000,000	3 month LIBOR	50,000,000
June 1	4.30247	89,250,000	3 month LIBOR	75,000,000
June 1	4.5100	33,437,500	3 month LIBOR	25,000,000
June 1	4.5340	33,375,000	3 month LIBOR	25,000,000
June 1	4.5480	98,662,500	Fixed	75,000,000
June 1	4.5938	103,050,000	Fixed	75,000,000
June 1	4.6810	102,150,000	Fixed	75,000,000
June 1	4.7850	104,250,000	3 month LIBOR	75,000,000
2014 — Mar. 15	4.1145	62,750,000	Fixed	50,000,000
Mar. 15	4.11452	92,625,000	Fixed	75,000,000
Mar. 15	4.1870	91,950,000	Fixed	75,000,000
Mar. 15	4.1969	123,750,000	Fixed	100,000,000
Mar. 15	4.2973	59,850,000	Fixed	50,000,000
Mar. 15	4.3137	91,117,500	Fixed	75,000,000
Mar. 15	4.3400	91,762,500	Fixed	75,000,000
Mar. 15	4.6365	103,170,000	Fixed	75,000,000
Mar. 15	4.6615	100,650,000	Fixed	75,000,000
Mar. 15	4.7329	101,962,500	Fixed	75,000,000
Mar. 15	4.8547	69,425,000	3 month LIBOR	50,000,000
Mar. 15	4.8973	69,925,000	3 month LIBOR	50,000,000
June 1	3.7516	119,120,000	3 month LIBOR	100,000,000
June 1	3.7662	118,950,000	3 month LIBOR	100,000,000
June 1	3.7964	119,500,000	3 month LIBOR	100,000,000
June 1	3.8246	119,850,000	3 month LIBOR	100,000,000
June 1	4.1189	85,350,000	3 month LIBOR	75,000,000
June 1	4.1435	86,437,500	3 month LIBOR	75,000,000
June 1	4.2989	92,250,000	3 month LIBOR	75,000,000
June 1	4.55863	65,200,000	Fixed	50,000,000
June 1	4.5768	65,725,000	Fixed	50,000,000
June 1	4.6020	96,862,500	Fixed	75,000,000
June 1	4.6262	97,500,000	Fixed	75,000,000
June 1	4.6421	94,410,000	3 month LIBOR	75,000,000
June 1	4.6437	97,627,500	Fixed	75,000,000
June 1	4.6591	94,725,000	3 month LIBOR	75,000,000
June 1	4.70554	98,730,000	Fixed	75,000,000
June 1	4.7375	99,300,000	Fixed	75,000,000
June 1	4.7540	65,200,000	3 month LIBOR	50,000,000
June 1	4.7943	99,150,000	3 month LIBOR	75,000,000
June 1	4.9805	136,240,000	Fixed	100,000,000
2015 — June 1	3.7511	92,325,000	3 month LIBOR	75,000,000
June 1	3.8187	123,250,000	3 month LIBOR	100,000,000
June 1	3.8207	92,737,500	3 month LIBOR	75,000,000
June 1	3.8960	124,310,000	3 month LIBOR	100,000,000
June 1	3.9048	121,850,000	3 month LIBOR	100,000,000
June 1	3.9082	121,940,000	3 month LIBOR	100,000,000
June 1	3.9301	121,720,000	3 month LIBOR	100,000,000
June 1	3.9585	122,150,000	3 month LIBOR	100,000,000
June 1	3.9598	121,200,000	3 month LIBOR	100,000,000
June 1	4.0487	95,175,000	3 month LIBOR	75,000,000
June 1	4.0525	126,950,000	3 month LIBOR	100,000,000
June 1	4.1225	93,525,000	3 month LIBOR	75,000,000
June 1	4.1273	85,950,000	3 month LIBOR	75,000,000
June 1	4.1384	85,650,000	3 month LIBOR	75,000,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		U.S. dollar liability

Maturity date	Coupon %	Notional amount	Basis	Notional amount

2015 — June 1	4.1598	$93,225,000	3 month LIBOR	U.S.$75,000,000
cont’d. June 1	4.17423	62,050,000	3 month LIBOR	50,000,000
June 1	4.1810	92,625,000	Fixed	75,000,000
June 1	4.1850	92,775,000	3 month LIBOR	75,000,000
June 1	4.2002	62,050,000	3 month LIBOR	50,000,000
June 1	4.2103	57,875,000	3 month LIBOR	50,000,000
June 1	4.3380	62,100,000	Fixed	50,000,000
June 1	4.3438	91,875,000	3 month LIBOR	75,000,000
June 1	4.37127	90,150,000	Fixed	75,000,000
June 1	4.3860	90,300,000	Fixed	75,000,000
June 1	4.3960	120,550,000	Fixed	100,000,000
June 1	4.4310	90,487,500	Fixed	75,000,000

Total		$16,637,574,000		U.S.$12,199,653,500

For the cross currency swaps listed below, the Government’s Canadian dollar liability has been swapped into a euro liability.

	Canadian dollar liability		Euro liability

Maturity date	Coupon %	Notional amount	Basis	Notional amount

2006 — Oct. 1	5.6159	$80,125,000	Fixed	EUR 50,000,000
Dec. 1	4.9590	104,114,790	Fixed	75,000,000
Dec. 1	5.2907	68,118,000	Fixed	50,000,000
Dec. 1	5.3000	98,634,500	Fixed	75,000,000
Dec. 1	5.4229	67,818,901	Fixed	50,000,000
2007 — Mar. 1	5.2200	35,572,500	Fixed	25,000,000
June 1	5.7577	63,610,000	Fixed	50,000,000
June 1	6.4088	150,000,000	Fixed	100,000,000
June 1	6.4100	74,697,930	Fixed	50,000,000
June 1	6.4200	75,044,970	Fixed	50,000,000
Oct. 1	5.2447	35,187,500	Fixed	25,000,000
Oct. 1	5.4840	67,000,000	Fixed	50,000,000
Oct. 1	6.4390	71,874,000	Fixed	50,000,000
Oct. 1	6.4650	71,449,303	Fixed	50,000,000
2008 — Mar. 1	4.6600	70,300,000	Fixed	50,000,000
Mar. 1	5.6864	95,211,700	Fixed	75,000,000
June 1	4.6210	70,124,600	Fixed	50,000,000
June 1	4.8389	69,608,000	Fixed	50,000,000
June 1	5.3511	69,331,875	Fixed	50,000,000
June 1	5.4375	67,952,500	Fixed	50,000,000
Oct. 1	4.9488	70,492,000	Fixed	50,000,000
Oct. 1	5.1823	68,913,188	Fixed	50,000,000
Oct. 1	5.4112	98,121,700	Fixed	75,000,000
Oct. 1	5.7360	95,861,400	Fixed	75,000,000
2009 — Mar. 1	5.2880	69,911,985	Fixed	50,000,000
Mar. 1	5.2900	105,513,549	Fixed	75,000,000
June 1	4.7729	106,008,000	Fixed	75,000,000
June 1	4.9441	104,018,700	Fixed	75,000,000
June 1	5.0140	72,437,000	Fixed	50,000,000
June 1	5.1117	105,251,400	Fixed	75,000,000
June 1	5.3488	69,936,274	Fixed	50,000,000
June 1	5.4246	105,251,250	Fixed	75,000,000
June 1	5.5324	98,002,100	Fixed	75,000,000
June 1	5.8425	67,671,000	Fixed	50,000,000
Oct. 1	4.9457	72,035,800	Fixed	50,000,000
Oct. 1	4.9670	104,429,625	Fixed	75,000,000
Oct. 1	5.0490	70,056,125	Fixed	50,000,000
Oct. 1	5.0527	72,121,000	Fixed	50,000,000
Oct. 1	5.2030	70,107,600	Fixed	50,000,000
Oct. 1	5.3900	70,007,000	Fixed	50,000,000
Oct. 1	5.3905	69,155,575	Fixed	50,000,000
Oct. 1	5.4034	68,216,160	Fixed	50,000,000
Oct. 1	5.4145	68,935,000	Fixed	50,000,000
Oct. 1	5.5120	97,072,500	Fixed	75,000,000
Oct. 1	5.7305	67,866,100	Fixed	50,000,000
Oct. 1	5.7694	66,770,496	Fixed	50,000,000
Oct. 1	5.7695	65,293,000	Fixed	50,000,000
Oct. 1	6.0855	151,000,260	Fixed	100,000,000
Oct. 1	6.1353	74,000,000	Fixed	50,000,000
2010 — Mar. 1	5.1270	103,585,913	Fixed	75,000,000
Mar. 1	5.7810	67,067,000	Fixed	50,000,000
Mar. 1	5.7870	66,280,375	Fixed	50,000,000
Mar. 1	5.8147	67,374,000	Fixed	50,000,000
Mar. 1	6.0720	69,800,000	Fixed	50,000,000
June 1	5.0857	72,154,700	Fixed	50,000,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		Euro liability

Maturity date	Coupon %	Notional amount	Basis	Notional amount

2010 — June 1	5.0985	$71,962,000	Fixed	EUR 50,000,000
cont’d. June 1	5.1230	69,797,000	Fixed	50,000,000
June 1	5.1480	69,922,000	Fixed	50,000,000
June 1	5.2008	70,162,500	Fixed	50,000,000
June 1	5.3390	69,452,000	Fixed	50,000,000
June 1	5.3946	70,668,100	Fixed	50,000,000
June 1	5.6452	65,190,000	Fixed	50,000,000
June 1	5.7470	67,202,550	Fixed	50,000,000
June 1	5.7630	66,600,000	Fixed	50,000,000
June 1	5.8348	66,000,000	Fixed	50,000,000
June 1	5.8400	66,149,000	Fixed	50,000,000
June 1	5.8970	42,380,100	Fixed	30,000,000
June 1	5.95387	56,539,560	Fixed	40,000,000
June 1	5.9570	69,236,750	Fixed	50,000,000
June 1	5.9716	69,145,000	Fixed	50,000,000
June 1	6.2250	68,250,000	Fixed	50,000,000
June 1	6.2560	68,100,000	Fixed	50,000,000
Oct. 1	5.1360	70,478,000	Fixed	50,000,000
Oct. 1	5.2390	71,805,000	Fixed	50,000,000
Oct. 1	5.2657	103,876,125	Fixed	75,000,000
Oct. 1	5.2810	103,462,328	Fixed	75,000,000
Oct. 1	5.3320	71,512,500	Fixed	50,000,000
Oct. 1	5.3910	67,200,000	Fixed	50,000,000
Oct. 1	5.5186	104,770,421	Fixed	75,000,000
Oct. 1	5.7011	52,407,000	Fixed	40,000,000
Oct. 1	5.7260	98,520,000	Fixed	75,000,000
2011 — June 1	3.8182	70,260,000	Fixed	50,000,000
June 1	4.1127	119,869,000	Fixed	85,000,000
June 1	4.1504	82,800,000	Fixed	60,000,000
June 1	4.2463	91,942,000	Fixed	65,000,000
June 1	4.2857	119,306,000	Fixed	85,000,000
June 1	5.1020	105,164,970	Fixed	75,000,000
June 1	5.3696	69,535,700	Fixed	50,000,000
June 1	5.4906	69,340,800	Fixed	50,000,000
Sept. 1	3.9918	78,375,000	Fixed	55,000,000
Sept. 1	4.0302	120,581,000	Fixed	85,000,000
Sept. 1	4.0342	119,816,000	Fixed	85,000,000
2012 — June 1	3.6245	121,057,115	Fixed	85,000,000
June 1	3.8644	119,952,000	Fixed	85,000,000
June 1	3.9810	70,875,000	Fixed	50,000,000
June 1	3.9985	115,931,500	Fixed	85,000,000
June 1	4.0036	120,360,000	Fixed	85,000,000
June 1	4.0565	119,175,000	Fixed	85,000,000
June 1	4.3040	119,348,500	Fixed	85,000,000
June 1	4.3406	119,433,000	Fixed	85,000,000
June 1	5.6030	70,615,000	Fixed	50,000,000
June 1	5.6740	70,101,870	Fixed	50,000,000
2013 — June 1	3.5659	126,066,000	Fixed	85,000,000
June 1	3.8594	119,793,050	Fixed	85,000,000
June 1	3.9227	71,300,000	Fixed	50,000,000
June 1	4.0496	120,997,500	Fixed	85,000,000
June 1	4.0658	118,725,000	Fixed	85,000,000
June 1	4.0672	81,954,000	Fixed	60,000,000
June 1	4.0688	118,549,500	Fixed	85,000,000
June 1	4.4148	119,408,000	Fixed	85,000,000
June 1	4.4189	118,983,000	Fixed	85,000,000
2014 — June 1	3.7230	124,025,500	Fixed	85,000,000
June 1	3.8703	120,402,500	Fixed	85,000,000
June 1	3.8509	121,953,104	Fixed	85,000,000
June 1	3.9784	121,779,500	Fixed	85,000,000
June 1	4.0179	116,000,000	Fixed	85,000,000
June 1	4.0821	137,460,000	Fixed	100,000,000
June 1	4.1316	118,991,500	Fixed	85,000,000
June 1	4.1690	118,986,000	Fixed	85,000,000
June 1	4.2910	121,735,000	Fixed	85,000,000
June 1	4.2957	92,675,000	Fixed	65,000,000
June 1	4.3521	118,337,000	Fixed	85,000,000
June 1	4.4222	120,292,000	Fixed	85,000,000
2015 — June 1	3.8280	123,586,000	Fixed	85,000,000
June 1	3.8531	120,718,928	Fixed	85,000,000
June 1	3.9775	117,968,032	Fixed	85,000,000
June 1	4.1189	117,096,000	Fixed	85,000,000
June 1	4.1417	118,872,500	Fixed	85,000,000
June 1	4.1655	118,490,000	Fixed	85,000,000
June 1	4.3961	117,988,500	Fixed	85,000,000
2016 — June 1	4.0825	71,290,000	Fixed	50,000,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		Euro liability

Maturity date	Coupon %	Notional amount	Basis	Notional amount

2016 — June 1	4.1738	$119,918,000	Fixed	EUR 85,000,000
cont’d. June 1	4.1782	120,437,775	Fixed	85,000,000
June 1	4.2060	111,240,000	Fixed	80,000,000
June 1	4.3352	119,340,000	Fixed	85,000,000
June 1	4.3766	120,504,500	Fixed	85,000,000
June 1	4.4068	119,918,000	Fixed	85,000,000
June 1	4.4230	121,728,500	Fixed	85,000,000
June 1	4.4507	122,757,000	Fixed	85,000,000
June 1	4.4510	120,666,000	Fixed	85,000,000
June 1	4.5537	119,569,500	Fixed	85,000,000
June 1	4.5918	141,600,000	Fixed	100,000,000
June 1	4.5964	70,675,000	Fixed	50,000,000
June 1	4.5978	119,544,000	Fixed	85,000,000
June 1	4.6322	70,267,500	Fixed	50,000,000

Total		$13,273,710,122		EUR 9,495,000,000

For the cross currency swap listed below, the Government’s Canadian dollar liability has been swapped into a yen liability.

	Canadian dollar liability		Yen liability

Maturity date	Coupon %	Notional amount	Basis	Notional amount

2010 — June 1	5.8350	$110,900,000	6 month LIBOR	¥8,000,000,000

(D) FOREIGN EXCHANGE SWAPS

For the foreign exchange swaps listed below, the Government has swapped Canadian dollars into U.S. dollars.

	Canadian dollar	U.S. dollar
Maturity Date	notional amount	notional amount

2006 — Oct. 4	$145,318,750	U.S.$	125,000,000
Oct. 18	145,262,500		125,000,000
Nov. 8	145,056,250		125,000,000
Nov. 22	145,006,250		125,000,000
Dec. 6	145,643,750		125,000,000
Dec. 13	145,618,750		125,000,000

Total	$871,906,250	U.S.$	750,000,000

NOTES:

(1)	Non-callable except as otherwise noted.

(2)	Real Return Bonds bear interest adjusted in relation to the CPI for Canada. At maturity, a final payment equal to the sum of inflation compensation from the original issue date to maturity and principal will be made. All amounts shown for these issues include the inflation compensation accrued to date.

(3) Canada Savings Bonds offer minimum guaranteed annual interest rates and are non-callable, non-assignable and non-transferable. Canada Savings Bonds are redeemable on demand at any time with accrued interest. Issues are available in compound interest or regular interest form.

(4) For these series of Canada Savings Bonds the original maturity date was extended by 10 years, at the option of the holder.

(5) Canada Premium Bonds are non-callable, non-assignable and non-transferable. Canada Premium Bonds are redeemable once a year on the anniversary date and during the 30 days thereafter without penalty. Issues are available in compound interest or regular interest form.

(6) Canada Investment Bonds, piloted through investment dealers from November 1, 2003 to April 1, 2004, were discontinued. Canada Investment Bonds were available in non-certificated form through authorized investment dealers. They offer a fixed rate of interest for the full term to maturity, are non-cashable prior to maturity but are transferable. Issues were available in compound interest or regular interest form.

(7) Obligations are non-negotiable, non-assignable and non-transferable. Term to maturity is 20 years, or such lesser period as may from time to time be fixed by the Minister of Finance on the recommendation of the Office of the Superintendent of Financial Institutions. Obligations are redeemable in whole or in part before maturity only at the option of the Minister of Finance; Obligations bear interest payable semi-annually at the rate fixed by the Minister of Finance, and are issued in accordance with terms and conditions set forth in an agreement (all in accordance with Section 111 of the Canada Pension Plan Act).

(8) Converted at U.S. $1.00 = $1.1177, Japanese Yen 1.00 = $0.009462, New Zealand $1.00 = $0.7297 and Euro 1.00 = $1.4174, the closing rates on September 30, 2006.

(9) These fixed-rate notes or bonds were swapped into U.S. dollar floating rate debt based on the 3-month London Inter-bank Offered Rate (LIBOR).

(10) Although the principal is denominated in Japanese Yen, the coupon is payable in Australian Dollars.

(11) Original issue of French Francs 4,000,000,000 was redenominated into Euro 609,796,068.95 on April 28, 1999.

(12) This issue is a reopening of a previous issue and as a result, both issues are fully fungible.

(13) Original issue of Deutsche Marks 4,000,000,000 was redenominated into Euro 2,045,167,524.78 on February 19, 1999.

(14) Assumed by the Government of Canada on February 5, 2001, on the dissolution of Petro Canada Limited.

(15) Of the U.S. $38,244,000 assumed by the Government of Canada, U.S. $5,000,000 was cancelled on August 31, 2004.

(16) Since May 31, 1986 no drawings have been outstanding on the standby credit facility with United States and other foreign banks.

Other Obligations (with Respect to Money Borrowed)

DIRECT OBLIGATIONS (1)

The borrowings listed below are direct obligations of agent enterprise Crown corporations which are agents of Canada and as such constitute direct obligations of the Government of Canada and are a charge on and payable out of the Consolidated Revenue Fund of Canada.

BORROWINGS BY AGENT ENTERPRISE CROWN CORPORATIONS

	Outstanding at March 31, 2006

	Canadian	Foreign
	dollar	currency	Total
	borrowings	borrowings (2)	borrowings

		(in millions)
Business Development Bank of Canada	$4,259.1	$3,638.2	$7,897.4
Canada Lands Company Limited	40.0	—	40.0
Canada Mortgage and Housing Corporation	6,287.6	2,665.5	8,953.2
Canada Housing Trust (3)	77,840.0	—	77,840.0
Canada Post Corporation	64.3	—	64.3
Canadian Dairy Commission (Marketing)	0.7	—	0.7
Export Development Canada	6,166.2	7,564.1	13,730.3
Farm Credit Canada	10,678.8	454.1	11,133.0
Freshwater Fish Marketing Corporation	13.3	4.5	17.8
Royal Canadian Mint	20.2	—	20.2

Total	$105,370.4	$14,326.4	$119,696.8

Source: Public Accounts of Canada 2006.

(1) The payment of all money borrowed by agent Crown corporations is a charge on and payable out of the Consolidated Revenue Fund. Such borrowings constitute unconditional obligations of the Government and are recorded as such in the accounts of Canada, net of borrowings expected to be repaid directly by these corporations. In practice, with few exceptions, all borrowings have been repaid by the agent Crown corporations.

(2) Foreign currency equivalent in Canadian dollars.

(3) As a result of the application of a new accounting standard, the Canada Housing Trust is now consolidated with the results of the Canada Mortgage and Housing Corporation. These borrowings previously were not reported as borrowings by an agent enterprise Crown corporation.

CONTINGENT LIABILITIES

At March 31, 2006

(in millions)
GUARANTEES BY THE GOVERNMENT
Borrowings by enterprise Crown corporations which are agents of Her Majesty	$119,697
Borrowings by other than enterprise Crown corporations
From agents
Loans to Indians by the Canada Mortgage and Housing Corporation for on-reserve housing	595
From other than agents
Guarantee programs of the Government
Canada Student Loans Act	241
Small Business Loans	891
Farm Improvement Loans Act and Farm Improvement and Marketing Cooperatives Loans Act	217
Advance Payments for Crops Act	365
Enterprise Development Program	—
Loans to Indians by approved lenders for on-reserve housing	752
Financial obligations incurred by air carriers regarding purchase of The Havilland Aircraft of Canada, Limited DHC-7 and DHC-8 aircraft	179
Regional Aircraft Credit Facility	113
Aboriginal Economic Program	2
Indian economic development	1

2,759
Other explicit loan guarantees
Loans to NewGrade Energy Inc. to finance construction of a heavy oil upgrader	13
Insurance programs of the Government
Insurance against accidents at nuclear installations under the Nuclear Liability Act	584
Accounts administered for the Government by the Export Development Corporation — Insurance and related guarantees	1,289

1,873
Other explicit guarantees
Guarantees under the Prairie Grain Advance Payments Act	320
Guarantees under the Spring Credit Advance Program	3
Guarantees under the Agricultural Marketing Programs Act	30
Guarantees under Section 19 of the Canadian Wheat Board Act	3,928
Guarantees to holders of mortgages insured by the Mortgage Insurance Company of Canada and GE Capital Mortgage Insurance Company (Canada)	962

5,243

TOTAL GROSS GUARANTEES	130,180
Less: allowance for losses	1,031

NET EXPOSURE UNDER GUARANTEES	$129,149

Source: Public Accounts of Canada 2006.

Supplementary Information

MARKETABLE BONDS (DOMESTIC)

From October 1, 2006 through December 20, 2006 Government of Canada domestic marketable bonds outstanding increased by $3,355 million to $257,255 million. New issues and retirements during this period are detailed below.

	Issue details

Issue or maturity date	Coupon %	Maturity date	Amount	Maturity

October 1, 2006	—	—	—	$768,307,000
October 2, 2006	3	December 1, 2036	$300,000,000	—
October 16, 2006	4	June 1, 2017	2,300,000,000	—
October 31, 2006	5	June 1, 2037	300,000,000	—
November 6, 2006	3 3/4	June 1, 2012	2,000,000,000	—
November 17, 2006	3 3/4	June 1, 2009	2,400,000,000	—
November 27, 2006	4	June 1, 2017	243,812,000	—
December 1, 2006	—	—	—	2,987,798,000
December 1, 2006	—	—	—	5,664,163,000
December 4, 2006	3	December 1, 2036	450,000,000	—
December 11, 2006	3 3/4	June 1, 2012	300,000,000	—
December 18, 2006	3 3/4	June 1, 2009	300,000,000	—

From October 1, 2006 through December 20, 2006, ten repurchase operations were held and the following bonds were purchased by the Government. Repurchased bonds are typically cancelled shortly after their settlement.

			Amount
Repurchase settlement date	Coupon %	Maturity date	Repurchased

October 5, 2006	7	December 1, 2006	$ 5,200,000
October 16, 2006	5 1/4	June 1, 2013	75,000,000
	10 1/4	March 15, 2014	19,149,000
	5	June 1, 2014	85,000,000
	9 1/4	June 1, 2022	4,000,000
	8	June 1, 2023	20,000,000
	9	June 1, 2025	23,600,000
	8	June 1, 2027	34,169,000
	5 3/4	June 1, 2029	39,082,000

			300,000,000
October 19, 2006	3 1/4	December 1, 2006	95,000,000
October 31, 2006	9 3/4	June 1, 2021	1,000,000
	9 1/4	June 1, 2022	1,000,000
	9	June 1, 2025	225,570,000
	8	June 1, 2027	55,000,000
	5 3/4	June 1, 2029	40,000,000

			322,570,000

			Amount
Repurchase settlement date	Coupon %	Maturity date	Repurchased

November 2, 2006	3 3/4	December 1, 2006	$164,000,000
	7	December 1, 2006	10,000,000

			174,000,000
November 6, 2006	5 1/2	June 1, 2010	50,000,000
	6	June 1, 2011	25,000,000
	8 1/2	June 1, 2011	8,000,000
	5 1/4	June 1, 2013	57,000,000
	5	June 1, 2014	260,000,000

			400,000,000
November 17, 2006	4 1/4	September 1, 2009	75,000,000
	5 1/2	June 1, 2010	321,706,000
	9 1/2	June 1, 2010	3,294,000

			400,000,000
November 27, 2006	10 1/4	March 15, 2014	12,468,000
	5	June 1, 2014	175,000,000
	10 1/2	March 15, 2021	18,000,000
	9 3/4	June 1, 2021	7,200,000
	9 1/4	June 1, 2022	27,000,000

			239,668,000
December 11, 2006	6	June 1, 2011	341,608,000
December 18, 2006	6	June 1, 2011	163,088,000

CANADA SAVINGS BONDS

Series 102 issued on November 1, 2006 has a guaranteed minimum interest rate of 3% for the year beginning November 1, 2006. Rates for the remaining years to maturity will be announced at a future date.

The maturity date on CSB Series 49 (issue date November 1, 1994) has been extended to November 1, 2016 at the option of the holder and has a guaranteed minimum interest rate of 3% for the year beginning November 1, 2006. Rates for the remaining years to maturity will be announced at a future date.

CANADA PREMIUM BONDS

Series 52 issued on November 1, 2006 has a guaranteed minimum interest rate of 3.15% for the year beginning November 1, 2006, 3.25% for the year beginning November 1, 2007 and 3.35% for the year beginning November 1, 2008. Rates for the remaining years to maturity will be announced at a future date.

TREASURY BILLS

From October 1, 2006 through December 20, 2006 treasury bills outstanding increased by $6,000 million to $127,000 million.

CANADA BILLS

From October 1, 2006 through November 30, 2006 Canada Bills outstanding decreased by U.S.$46,460,000 to U.S.$1,715,223,000.

CROSS CURRENCY SWAPS

From October 1, 2006 through November 30, 2006 Canadian dollar liabilities of $341,752,000 were swapped into liabilities of Euro 240,000,000 and Canadian dollar liabilities of $452,860,000 were swapped into liabilities of U.S.$400,000,000.